As filed with the Securities and Exchange Commission on May 31, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SBA COMMUNICATIONS CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Florida	4899	65-0716501
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

5900 Broken Sound Parkway N.W.

Boca Raton, Florida 33487

(561) 995-7670

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas P. Hunt, Esq.

Chief Administrative Officer and General Counsel

SBA Communications Corporation

5900 Broken Sound Parkway N.W.

Boca Raton, Florida 33487

Phone (561) 995-7670/Fax: (561) 995-7672

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Kara L. MacCullough, Esq.

Greenberg Traurig, P.A.

401 East Las Olas Boulevard, Suite 2000

Fort Lauderdale, FL 33301

Phone: (954) 765-0500/Fax:

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price (1)	Amount of registration fee (2)
5.625% Senior Notes due 2019	$500,000,000	100%	$500,000,000	$68,200

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) of the Securities Act of 1933.
(2)	The registration fee was calculated pursuant to Rule 457(f) under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not consummate the exchange offer until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell or exchange these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer, sale or exchange is not permitted.

Subject to Completion, Dated May 31, 2013

PROSPECTUS

SBA COMMUNICATIONS CORPORATION

Offer to Exchange

$500,000,000 5.625% Senior Notes due 2019

for

$500,000,000 5.625% Senior Notes due 2019, that have been registered under the Securities Act

SBA Communications Corporation is offering to exchange all of your outstanding unregistered $500,000,000 5.625% Senior Notes due 2019, which we refer to as the Original Notes, for registered $500,000,000 5.625% Senior Notes due 2019, which we refer to as the Exchange Notes.

Material Terms of the Exchange Offer:

•	The exchange offer will expire at 12:00 midnight, New York City time, on [20 business days after commencement], 2013, unless extended.

•	Upon expiration of the exchange offer, all Original Notes that are validly tendered and not withdrawn will be exchanged for an equal principal amount of Exchange Notes.

•	You may withdraw tendered Original Notes at any time prior to the expiration of the exchange offer.

•	The exchange offer is not subject to any minimum tender condition, but is subject to customary conditions.

•	The exchange of the Exchange Notes for Original Notes will not be a taxable exchange for U.S. Federal income tax purposes.

•	We are offering the exchange pursuant to a registration rights agreement that we entered into in connection with the issuance of the Original Notes.

Material Terms of the Exchange Notes:

•

The terms of the Exchange Notes are substantially identical to the terms of the Original Notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the Original Notes will not apply to the Exchange Notes.

•	There is no existing public market for the Original Notes or the Exchange Notes. We do not intend to list the Exchange Notes on any securities exchange or quotation system.

See the Section entitled “Risk Factors” that begins on page 6 for a discussion of the risks that you should consider prior to tendering your Original Notes in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Exchange Notes to be distributed in the exchange offer or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2013.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with any information or represent anything about us, our financial results or this offering that is not contained in this prospectus. If given or made, any such other information or representation should not be relied upon as having been authorized by us. We are not making an offer to exchange Original Notes in any state where the offer is not permitted.

This prospectus contains summaries of the material terms of certain documents and refers you to certain documents that we have filed with the Securities and Exchange Commission (the “Commission”). See “Where You Can Find More Information; Incorporation by Reference.” Copies of these documents, except for certain exhibits and schedules, will be made available to you without charge upon written or oral request to:

SBA Communications Corporation

5900 Broken Sound Parkway NW

Boca Raton, Florida 33487

Phone (561) 995-7670

Fax (561) 998-3448

In order to obtain timely delivery of such materials, you must request information from us no later than five business days prior to the expiration of the relevant exchange offer.

The information in this prospectus is current only as of the date on its cover, and may change after that date. The information in any document incorporated by reference in this prospectus is current only as of the date of any such document. For any time after the cover date of this prospectus, we do not represent that our affairs are the same as described or that the information in this prospectus is correct—nor do we imply those things by delivering this prospectus or issuing Exchange Notes to you.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, starting on the expiration date and ending on the close of business one year after the expiration date, it will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Unless otherwise indicated or the context otherwise requires, when used in this prospectus, the terms “SBA,” “SBA Communications,” “we,” “our,” and “us” refer to SBA Communications Corporation and its subsidiaries.

Prospectus Summary

This prospectus summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information appearing elsewhere in, and incorporated by reference into, this prospectus.

SBA Communications Corporation

SBA is a leading independent owner and operator of wireless communications towers. Our principal operations are in the United States and its territories. In addition, we own and operate towers in Canada, Central America and South America. Our primary business line is our site leasing business, which contributed 96.7% of our total segment operating profit for the year-to-date period ended March 31, 2013. In our site leasing business, we lease antenna space primarily to wireless service providers on towers and other structures that we own, manage or lease from others. The towers that we own have been constructed by us at the request of a wireless service provider, built or constructed based on our own initiative or acquired. As of March 31, 2013, we owned 17,539 tower sites, the majority of which have been built by us or built by other tower owners or operators who, like us, have built such towers to lease space to multiple wireless service providers. We also managed or leased approximately 4,900 actual or potential communications sites, approximately 500 of which were revenue producing as of March 31, 2013. Our other business line is our site development business, through which we assist wireless service providers in developing and maintaining their own wireless service networks.

Principal Executive Offices

Our principal executive offices are located at 5900 Broken Sound Parkway NW, Boca Raton, FL 33487 and the telephone number is (561) 995-7670. SBA was founded in 1989 and incorporated in Florida in 1997. SBA’s corporate website is www.sbasite.com. The information contained on SBA’s website is not part of this prospectus.

Summary of the Exchange Offer

This summary is not a complete description of the Exchange Offer. For a more detailed description of the Exchange Offer, see “The Exchange Offer” in this prospectus.

Offering of the Original Notes	On September 28, 2012, SBA issued in a private placement $500.0 million in aggregate principal amount of 5.625% Senior Notes due 2019, which we refer to as the Original Notes. The Original Notes are not secured.

Registration Rights Agreement	Pursuant to the registration rights agreement among SBA and the several initial purchasers, entered into in connection with the issuance of the Original Notes, SBA agreed to offer to exchange the Original Notes for up to $500.0 million in aggregate principal amount of 5.625% Senior Notes due 2019 that have been registered under the Securities Act, which we refer to as the Exchange Notes.

The Exchange Offer

SBA is offering to exchange the Exchange Notes for the same aggregate principal amount of the Original Notes (the “Exchange Offer”).

The Original Notes may be tendered only in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. We will exchange the Exchange Notes for all of Original Notes that are validly tendered and not withdrawn prior to the expiration of the Exchange Offer.

The Exchange Notes will evidence the same debt as the Original Notes and will be issued under and entitled to the benefits of the same indenture that governs the Original Notes. Because we have registered the Exchange Notes, the Exchange Notes will not be subject to transfer restrictions, and holders of Original Notes that have tendered and had their Original Notes accepted in the Exchange Offer will have no further registration rights nor the related special interest provisions.

Conditions to the Exchange Offer	The Exchange Offer is subject to customary conditions. The Exchange Offer is not conditioned upon any minimum principal amount of the Original Notes being tendered.

Procedures For Tendering Original Notes

If you wish to tender your Original Notes for Exchange Notes and you hold your Original Notes in book-entry form, you must request your participant of The Depository Trust Company, or DTC, to, on your behalf, instead of physically completing and signing the letter of transmittal and delivering the letter and your Original Notes to the exchange agent, electronically transmit an acceptance through DTC’s Automated Tender Offer Program, or ATOP. If your Original Notes are held in book-entry form and are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, we urge you to contact that person promptly if you wish to tender your Original Notes pursuant to the Exchange Offer.

If you wish to tender your Original Notes for Exchange Notes and you hold your Original Notes in certificated form, you must:

•      complete and sign the enclosed letter of transmittal by following the related instructions, and

•      send the letter of transmittal, as directed in the instructions, together with any other required documents, to the exchange agent either (1) with the Original Notes to be tendered, or (2) in compliance with the specified procedures for guaranteed delivery of the Original Notes.

Please do not send your letter of transmittal or certificates representing your Original Notes to us. Those documents should be sent only to the exchange agent. Questions regarding how to tender and requests for information should be directed to the exchange agent. See “The Exchange Offer— Exchange Agent.”

If You Fail to Exchange Your Original Notes	If you do not exchange your Original Notes for Exchange Notes in the Exchange Offer, you will continue to be subject to the restrictions on transfer provided in the Original Notes and indenture governing those notes. In general, you may not offer or sell your Original Notes unless such offer or sale is registered under the federal securities laws or are sold in a transaction exempt from or not subject to the registration requirements of the federal securities laws and applicable state securities laws.

Withdrawal Rights	You may withdraw the tender of your Original Notes at any time before 12:00 midnight, New York City time, on the expiration date of the Exchange Offer. You must follow the withdrawal procedures as described under the heading “The Exchange Offer— Withdrawal of Tenders.”

Expiration Date	The Exchange Offer will expire at 12:00 midnight, New York City time, on [ ], 2013, unless we decide to extend the expiration date.

Issuance of Exchange Notes	We will issue Exchange Notes in exchange for Original Notes tendered and accepted in the Exchange Offer promptly following the expiration date (unless amended as described in this prospectus).

Resale of Exchange Notes

Except as provided below, we believe that the Exchange Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, as amended (the “Securities Act”) provided that:

•      the Exchange Notes are being acquired in the ordinary course of business,

•      you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate in the distribution of the Exchange Notes issued to you in the Exchange Offer,

•      you are not an affiliate of SBA,

•      you are not a broker-dealer tendering Original Notes acquired directly from us for your account, and

•      you are not prohibited by law or any policy of the Securities and Exchange Commission, or the Commission, from participating in the Exchange Offer.

Our belief is based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties that are not related to us. The Commission has not considered the Exchange Offer in the context of a no-action letter. We cannot assure you that the Commission would make similar determinations with respect to the Exchange Offer. If any of these conditions are not satisfied, or if our belief is not accurate, and you transfer any Exchange Notes issued to you in the Exchange Offer without delivering a resale prospectus meeting the requirements of the Securities Act or without an exemption from registration of your Exchange Notes from those requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where the Original Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See “Plan of Distribution.”

U.S. Federal Income Tax Consequences	The exchange of Original Notes for Exchange Notes pursuant to the Exchange Offer will not be a taxable event for U.S. federal income tax purposes.

Use of Proceeds	We will not receive any proceeds from the issuance of the Exchange Notes for Original Notes pursuant to the Exchange Offer. We will pay all of our expenses incident to the Exchange Offer.

Appraisal Rights	Holders of the Original Notes do not have any appraisal or dissenter rights in connection with the Exchange Offer.

Exchange Agent	U.S. Bank National Association is serving as exchange agent in connection with the Exchange Offer.

Summary of the Exchange Notes

This summary is not a complete description of the Exchange Notes. For a more detailed description of the Exchange Notes, see “Description of Notes” in this prospectus.

Issuer	SBA Communications Corporation, a Florida corporation.

Securities	$500,000,000 in aggregate principal amount of 5.625% Senior Notes due 2019.

Maturity	The Exchange Notes will mature on October 1, 2019.

Interest Rate

The Exchange Notes will bear interest at a rate of 5.625% per year.

The Exchange Notes will bear interest from the most recent date to which interest on the Original Notes has been paid. Interest on the Exchange Notes will be payable in cash on October 1 and April 1 of each year.

Ranking

The Exchange Notes will be SBA’s senior unsecured obligations and will:

•        rank equally in right of payment with SBA’s existing and future senior unsecured debt, if any;

•        rank senior in right of payment to SBA’s future subordinated debt, if any;

•        be effectively subordinated to any of SBA’s existing and future secured debt to the extent of the value of the assets securing such debt; and

•        be structurally subordinated to all liabilities of SBA’s subsidiaries.

As of March 31, 2013, SBA’s assets consisted solely of the capital stock of its subsidiary, SBA Telecommunications Corporation, or Telecommunications. The Exchange Notes will not be guaranteed by Telecommunications or any of its subsidiaries. As a result, the Exchange Notes will be structurally subordinated to all existing and future liabilities of Telecommunications and its subsidiaries.

Optional Redemption	SBA may redeem the Exchange Notes, in whole or in part, at any time on or after October 1, 2016 at the redemption prices listed under “Description of Notes—Optional Redemption.” In addition, until October 1, 2015, SBA may redeem up to 35% of the aggregate principal amount of the Exchange Notes with the net proceeds of certain equity offerings at 105.6250% of the principal amount of the Exchange Notes plus accrued and unpaid interest, if any, and additional interest, if any, to the redemption date. SBA may also redeem any of the Exchange Notes at any time prior to October 1, 2016 at a price equal to 100% of the principal amount plus a make-whole premium and accrued and unpaid interest, if any, and additional interest, if any, to the redemption date.

Repurchase at Option of Holders	If SBA experiences a Change of Control and a Ratings Decline, each as defined in the indenture, SBA will be required to offer to repurchase the Exchange Notes from holders at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest, if any, and additional interest, if any, to the repurchase date. Certain asset dispositions may require SBA to use the proceeds from those asset dispositions to make an offer to purchase the notes at 100% of their principal amount, plus accrued and unpaid interest, if any, and additional interest, if any, to the date of purchase. See “Description of Notes— Repurchase at the Option of Holders—Asset Sales.”

Covenants

SBA will issue the Exchange Notes under the same indenture governing the Original Notes. The terms of the Exchange Notes will, among other things, restrict SBA’s ability, and the ability of its restricted subsidiaries to:

•       Incur indebtedness, or any lien securing indebtedness;

•       Merge, consolidate or sell assets;

•       Make restricted payments, including pay dividends or make other distributions;

•       Enter into transactions with affiliates;

•       Enter into sale and leaseback transactions; and

•       Issue guarantees of indebtedness.

The covenants are subject to a number of exceptions and qualifications. Furthermore, the indenture excludes from the definition of restricted subsidiaries (1) foreign subsidiaries, unless otherwise designated a restricted subsidiary by SBA, (2) any other subsidiary of SBA that is designated by the board of directors as an unrestricted subsidiary and (3) any subsidiary of an unrestricted subsidiary. As of the date of this prospectus, all of our foreign subsidiaries were designated as restricted subsidiaries except for our subsidiaries in Brazil.

If the notes are assigned an investment grade rating by Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services and no default or event of default has occurred or is continuing, certain covenants related to the notes will be suspended. If either rating on the notes should subsequently decline to below investment grade, the suspended covenants will be reinstituted. See “Description of Notes—Certain Covenants—Changes in Covenants When Notes Rated Investment Grade.”

Listing	We do not intend to list the Exchange Notes on any securities exchange.

Book Entry Depository	The Depositary Trust Company.

Trustee, Registrar and Transfer Agent	U.S. Bank National Association.

Governing Law	State of New York.

Risk Factors

Investing in the Exchange Notes involves risks. Potential investors are urged to read and consider the risk factors relating to an investment in the Exchange Notes as set forth under “Risk Factors” in this prospectus and those described in the Annual Report on Form 10-K of SBA for the year ended December 31, 2012 filed with the Commission and incorporated by reference in this prospectus as well as other information we include or incorporate by reference in this prospectus.

Risk Factors

You should carefully consider the following risks relating to the Exchange Offer and the Exchange Notes, together with the risks and uncertainties discussed under “Forward-Looking Statements” and the other information included or incorporated by reference in this prospectus, including the information under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, before deciding whether to participate in the Exchange Offer. Additional risks and uncertainties not currently known to us, or that we currently do not deem material also may materially impair our financial condition, results of operations or liquidity. In this “Risk Factors” section, the notes refers to both the Original Notes and the Exchange Notes.

Risks Related to the Exchange Offer

If you fail to exchange your Original Notes, they will continue to be restricted securities and may become less liquid.

Original Notes that you do not tender or we do not accept will, following the Exchange Offers, continue to be restricted securities, and you may not offer to sell them except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities law. We will issue Exchange Notes in exchange for the Original Notes pursuant to the Exchange Offers only following the satisfaction of the procedures and conditions set forth in “The Exchange Offers — Procedures for Tendering.” These procedures and conditions include timely receipt by the Exchange Agent of such Original Notes (or a confirmation of book-entry transfer) and of a properly completed and duly executed letter of transmittal (or an agent’s message from DTC).

Because we anticipate that most holders of Original Notes will elect to exchange their Original Notes, we expect that the liquidity of the market for any Original Notes remaining after the completion of the Exchange Offers will be substantially limited. Any Original Notes tendered and exchanged in the Exchange Offers will reduce the aggregate principal amount of the Original Notes outstanding. Following the Exchange Offers, if you do not tender your Original Notes you will not have any further registration rights, and your Original Notes will continue to be subject to certain transfer restrictions. Accordingly, the liquidity of the market for the Original Notes could be adversely affected.

If an active trading market does not develop for the Exchange Notes, you may be unable to sell the Exchange Notes or to sell them at a price you deem sufficient.

The Exchange Notes are a new issue of securities for which there is currently no public trading market. We do not intend to list the Exchange Notes on any national securities exchange or automated quotation system. Accordingly, there can be no assurances that an active market will develop upon completion of the Exchange Offers or, if it develops, that such market will be sustained, or as to the liquidity of any market. If an active market does not develop or is not sustained, the market price and the liquidity of the Exchange Notes may be adversely affected. In addition, the liquidity of the trading market for the Exchange Notes, if it develops, and the market price quoted for the Exchange Notes, may be adversely affected by changes in the overall market for those securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally.

Risks Related to the Notes

We have a substantial level of indebtedness which may have an adverse effect on our business or limit our ability to take advantage of business, strategic or financing opportunities.

We have, and will continue to have, a significant amount of indebtedness. Our substantial level of indebtedness increases the possibility that we may be unable to generate cash sufficient to pay the principal, interest or other amounts due on our indebtedness when due. As a consequence of our indebtedness, (1) demands on cash resources may increase, (2) we may be subject to restrictive covenants that further limit our financial and operating flexibility and (3) we may choose to institute self-imposed limits on indebtedness based on certain considerations including market interest rates, relative leverage and strategic plans. For example, as a result of our substantial level of indebtedness and the uncertainties in the credit markets and the U.S. economy:

•	We may be more vulnerable to general adverse economic and industry conditions;

•

We may find it more difficult to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements that would be in our best long-term interests;

•

We may be required to dedicate a substantial portion of our cash flow from operations to the payment of principal and interest on our debt, reducing the available cash flow to fund other investments, including capital expenditures;

•	We may be required to reduce our annual tower acquisition or new build goals;

•	We may have limited flexibility in planning for, or reacting to, changes in our business or in the industry;

•	We may have a competitive disadvantage relative to other companies in our industry that are less leveraged; and

•	We may be required to sell debt or sell some of our core assets or we may be required to sell equity securities, possibly on unfavorable terms, in order to meet payment obligations.

These restrictions could have an adverse effect on our business by limiting our ability to take advantage of financings, new tower development, mergers and acquisitions or other opportunities. Furthermore, subject to certain restrictions under our existing indebtedness, we may incur significant additional indebtedness in the future, some of which may be secured debt.

In addition, fluctuations in market interest rates may increase interest expense relating to our floating rate indebtedness, which we expect to incur under our Senior Credit Agreement. There is no guarantee that any future refinancing of our indebtedness will have fixed interest rates or that interest rates on such indebtedness will be equal to or lower than the rates on our current indebtedness.

The notes are effectively subordinated to our secured indebtedness.

Although the notes are designated senior notes, they are effectively subordinated to our secured indebtedness, to the extent of the value of the assets securing such indebtedness. In the event of our bankruptcy, liquidation, reorganization or other winding up, the assets that secure debt ranking senior or equal in right of payment to the notes will be available to pay obligations on the notes only after any secured debt has been repaid in full from these assets. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. As of May 30, 2013, we and Telecommunications had approximately $5.7 billion aggregate principal amount of total debt outstanding on a consolidated basis, of which (i) $3.7 billion would have been secured indebtedness, comprised of $1.23 billion of the 2010 Tower Securities, $610 million of the 2012-1 Tower Securities, $1.33 billion of the 2013 Tower Securities, $180.5 million outstanding under the 2011 Term Loan B borrowed by SBA Senior Finance II under the Senior Credit Agreement (the “2011 Term Loan B”), $192.5 million outstanding under the 2012-1 Term Loan A borrowed by SBA Senior Finance II under the Senior Credit Agreement (the “2012-1 Term Loan A”), $110.0 million outstanding under the 2012-2 Term Loan B borrowed by SBA Senior Finance II under the Senior Credit Agreement (the “2012-1 Term Loan B”) and (ii) $2.0 billion would have been unsecured indebtedness, comprised of $243.8 million of the 2019 Notes, $800.0 million of 5.75% Notes, $500.0 million of 4% Notes and $500.0 million of 5.625% Notes. SBA has granted the lenders under the Senior Credit Agreement a first lien on the capital stock of Telecommunications, SBA’s only significant asset, as collateral for SBA’s guarantee of amounts due under the Senior Credit Agreement. As of May 30, 2013, we had $483.0 million outstanding under the Senior Credit Agreement (consisting of the 2011 Term Loan B, the 2012-1 Term Loan A and the 2012-2 Term Loan B). In addition, SBA Senior Finance II, LLC would have had the ability to borrow up to an additional $770.0 million under the Revolving Credit Facility, subject to compliance with specific financial ratios and the satisfaction of other customary conditions to borrowing in the Senior Credit Agreement, which would be secured indebtedness.

The “2010 Tower Securities” means the $680.0 million of Secured Tower Revenue Securities Series 2010-1 (the “2010-1 Tower Securities”) and the $550.0 million of Secured Tower Revenue Securities Series 2010-2 (the

“2010-2 Tower Securities”) issued on April 16, 2010 by a New York common law trust established by an indirect subsidiary of SBACC. The “2012 Tower Securities” means the $610.0 million of Secured Tower Revenue Securities Series 2012-1 (the “2012-1 Tower Securities”) issued on August 9, 2012 by a New York common law trust established by an indirect subsidiary of SBACC. The “2013 Tower Securities” means the $425.0 million of Secured Tower Revenue Securities Series 2013-1C (the “2013-1C Tower Securities”) and the $330.0 million of Secured Tower Revenue Securities Series 2013-1D (the “2013-1D Tower Securities”) issued on April 18, 2013 by a New York common law trust established by an indirect subsidiary of SBACC. The “Tower Securities” means, collectively, the 2010 Tower Securities, the 2012 Tower Securities and the 2013 Tower Securities.

The indenture governing the notes restricts, but does not prohibit, us or our restricted subsidiaries from incurring substantially more debt, all of which could be senior to the notes. This increased leverage could increase the business and financial risks associated with our future operations.

The indenture governing the notes restricts, but does not prohibit, us or our restricted subsidiaries from incurring substantially more debt in the future. Any additional indebtedness that we incur may rank equal to the notes and may be secured. The notes will be our senior unsecured obligations and will rank equally in right of payment with our existing and future senior unsecured debt, including our 4.0% Notes, and our guarantee of the 8.25% Notes and the 5.75% Notes. Consequently, if we incur any additional indebtedness that ranks equally with the notes, the holders of that debt will be entitled to share ratably with the holders of the notes, and the holders of the 4.0% Notes, the 8.25% Notes and the 5.75% Notes, any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up to which we may be subject.

If we incur any additional indebtedness that is secured, including any future securitization, then the holders of that future debt will be entitled to be paid in full before the holders of the notes with any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us and/or our restricted subsidiaries. Borrowings under the Senior Credit Agreement and the Tower Securities are secured, and as a result, are effectively senior to the notes. These borrowings may have the effect of reducing your ability to receive the full amount of principal, interest and additional interest, if any, that is due under the notes.

In addition, SBA Finance II will have the ability to borrow up to $770.0 million under the Revolving Credit Facility, subject to compliance with specific financial ratios and the satisfaction of other customary conditions to borrowing. Further, any additional issuance of term loans pursuant to the terms of the Senior Credit Facility, refinancing of the Tower Securities or other incurrence of additional debt, including the incurrence of additional secured debt such as another securitization or issuance of Tower Securities, could increase the business and financial risks associated with our future operations.

If any of the future indebtedness that we incur is incurred by any of our subsidiaries, then it will be effectively senior in right of payment to the notes and the holders of that future debt will be entitled to be paid in full before the holders of the notes with any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us and/or our restricted subsidiaries.

The notes will be structurally subordinated to all obligations of our existing and future subsidiaries.

The notes are our obligations and are not guaranteed by any of our operating subsidiaries. As a result, the notes are structurally subordinated to all existing and future liabilities of our subsidiaries, including liabilities of any subsidiaries we may form or acquire in the future. Furthermore, our right to receive any assets of any of our subsidiaries upon liquidation or reorganization, and, as a result, the right of the holders of the notes to participate in those assets, will also be effectively subordinated to the claims of that subsidiary’s creditors. In addition, the indenture that will govern the notes will, subject to some limitations, permit these subsidiaries to incur additional indebtedness and will not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.

The notes are the obligations of SBA, and are not guaranteed by its subsidiaries, however the operations of SBA are conducted through, and substantially all of its consolidated assets are held by, its subsidiaries.

SBA is a holding company whose only significant asset is the outstanding capital stock of Telecommunications. Substantially all of the cash flows from operations of SBA are generated by its subsidiaries and they will use such cash flows to repay their current and future indebtedness prior to distributing any excess funds to SBA to service the obligations due on the notes. Accordingly, SBA’s ability to service its debt, including payments of principal, interest and additional interest, if any, on the notes, depends on the results of operations of its subsidiaries and upon the ability of such subsidiaries to provide SBA with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on the obligations of SBA, including the notes.

SBA’s subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the notes or to make any funds available for that purpose. In addition, dividends, loans or other distributions to SBA from such subsidiaries may be subject to contractual and other restrictions and are subject to other business considerations, including the terms of the Senior Credit Agreement, the mortgage loan underlying the Tower Securities, and the indentures governing the 8.25% Notes and the 5.75% Notes.

We expect that we will need to refinance a large portion of our indebtedness prior to the maturity of the notes. In the event we are not able to refinance or repay such indebtedness, we may not be able to access the cash flow from all of our towers and we may need to take certain actions to service our debt obligations.

We anticipate that we will need to refinance a significant amount of our indebtedness prior to the maturity of the notes in 2019. As of May 30, 2013, as adjusted for this offering and the use of proceeds, we and our subsidiaries would have an aggregate of $5.1 billion of indebtedness outstanding that had an initial or anticipated maturity date within the next eight years, including the following:

(1)	$500.0 million of the 4.0% Notes, which mature in October 2014,

(2)	$680.0 million of the 2010-1 Tower Securities, which have an anticipated repayment date of April 2015,

(3)	$550.0 million of the 2010-2 Tower Securities, which have an anticipated repayment date of April 2017,

(4)	$610.0 million of the 2012-1 Tower Securities, which have an anticipated repayment date of December 2017,

(5)	$180.5 million, $192.5 million and $110.0 million under the 2011 Term Loan B, the 2012-1 Term Loan A and the 2012-2 Term Loan B, respectively, under the Senior Credit Agreement, which mature in June 2018, May 2017 and September 2019, respectively,

(6)	$243.8 million of the 8.25% Notes, which mature in August 2019,

(7)	$500.0 million of the Exchange Notes, which mature in October 2019,

(8)	$800.0 million of the 5.75% Notes, which mature in July 2020,

(9)	$425.0 million of the 2013-1C Tower Securities, which have an anticipated repayment date of April 2018, and

(10)	$330.0 million of the 2013-1D Tower Securities, which have an anticipated repayment date of April 2018.

In addition to the amounts set forth above, SBA Senior Finance II will have the ability to borrow up to $770.0 million under the Revolving Credit Facility, subject to compliance with specific financial ratios and the satisfaction of other customary conditions to borrowing in the Senior Credit Agreement.

We have the right to settle our conversion obligation with respect to the 4.0% Notes in cash, shares of Class A common stock or a combination of cash and shares of our Class A common stock.

To the extent that the mortgage loan components corresponding to the Tower Securities are not fully repaid by their respective anticipated repayment dates, the interest rate of each such component will increase by the greater of (i) 5% and (ii) the amount, if any, by which the sum of (x) the ten-year U.S. treasury rate plus (y) the credit-based spread for such component (as set forth in the mortgage loan agreement) plus (z) 5%, exceeds the original interest rate for such component. Furthermore, if the Tower Securities are not fully repaid by their respective anticipated repayment dates, then the cash flow from the towers owned by the borrowers under the Tower Securities will be trapped by the trustee and applied first to repay the interest, at the original interest rates, on the mortgage loan components underlying the Tower Securities, second to fund all reserve accounts and operating expenses associated with those towers, third to pay the management fees due to SBA Network Management, Inc., fourth to repay principal of the Tower Securities and fifth to repay the additional interest described above.

We may not be able to purchase the notes upon a change of control triggering event, which would result in a default under the indenture governing the notes and would adversely affect our business and financial condition.

Upon the occurrence of a change of control triggering event (as defined in the indenture), each holder of the notes will have the right to require us to repurchase all or any part of such holder’s notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, and additional interest, if any, to but excluding the purchase date. Additionally, under the indenture governing the 4.0% Notes, upon the occurrence of a fundamental change, as defined in the indenture, each holder of the 4.0% Notes will have the right to require SBA to repurchase all or any part of such holder’s notes pursuant to the terms of the indenture. In addition, under the indentures governing the 8.25% Notes and the 5.75% Notes, which SBA guarantees, upon the occurrence of a change of control triggering event, which is the same as a change of control triggering event under the indenture governing the notes, each holder of the 8.25% Notes and the 5.75% Notes will have the right to require Telecommunications to repurchase all or any part of such holder’s notes pursuant to the terms of such indentures. Furthermore, a change of control, as defined in the Senior Credit Agreement, is an event of default under the Senior Credit Agreement and provides the lenders the right to terminate commitments under the Senior Credit Agreement and accelerate amounts due. SBA may not have sufficient funds available to make or fund any required repurchases of the notes, the 4.0% Notes, the 8.25% Notes, the 5.75% Notes and/or repayment of amounts outstanding under the Senior Credit Agreement and may be unable to receive distributions or advances from its subsidiaries in the future sufficient to meet such obligations. In addition, restrictions under future debt instruments may not permit SBA to repurchase the notes. If SBA fails to repurchase the notes in that circumstance, it will be in default under the indenture governing the notes, which would in turn be a default under the indentures governing the .4.0% Notes, the 8.25% Notes and the 5.75% Notes, and the Senior Credit Agreement. See “Description of notes—Repurchase at the option of holders—Change of control triggering event.”

Investors may not be able to determine when a change of control triggering event giving rise to their right to have the notes repurchased by SBA has occurred following a sale of “substantially all” of the assets of SBA and its restricted subsidiaries.

A change of control triggering event, as defined in the indenture governing the notes offered hereby, will require SBA to make an offer to repurchase all the notes. The definition of change of control includes a phrase relating to the sale, lease or transfer of “all or substantially all” of the assets of SBA and its restricted subsidiaries. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require SBA to repurchase its notes as a result of a sale, lease or transfer of less than all the assets of SBA and its restricted subsidiaries to another individual, group or entity may be uncertain.

Federal and state fraudulent transfer laws may permit a court to void the notes, and if that occurs, you may not receive any payments on the notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes could be voided as a fraudulent transfer or conveyance if SBA (a) issued the notes with the intent of hindering, delaying or defrauding creditors or (b) received less than reasonably equivalent value or fair consideration in return for issuing the notes and, in the case of (b) only, one of the following is also true at the time thereof:

•	SBA were insolvent or rendered insolvent by reason of the issuance of the notes;

•	the issuance of the notes left SBA with an unreasonably small amount of capital or assets to carry on the business;

•	SBA intended to incur, or believed or should have believed that SBA would incur, debts beyond SBA’s ability to pay as they mature; or

•	SBA was a defendant in an action for money damages, or had a judgment for money damages docketed against SBA if the judgment is unsatisfied after final judgment.

We cannot be certain as to the standards a court would use to determine whether or not SBA were insolvent at the relevant time or, regardless of the standard that a court uses, whether the notes would be subordinated to SBA’s other debt. Among other things, the measure of insolvency for these purposes will vary depending on the law of the jurisdiction being applied in any such proceeding. In general, however, a court would deem an entity insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.

If a court were to find that the issuance of the notes was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes, could subordinate the notes to presently existing and future indebtedness of SBA, or could require the holders of the notes to repay any amounts received with respect to the notes. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes. Further, the avoidance of the notes could result in an event of default with respect to SBA’s other debt that could result in acceleration of that debt.

Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the notes to other claims against us under the principle of equitable subordination if the court determines that (1) the holder of notes engaged in some type of inequitable conduct, (2) the inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holders of notes and (3) equitable subordination is not inconsistent with the provisions of the bankruptcy code.

The indenture governing the notes, the Senior Credit Agreement, the indentures covering the 8.25% Notes and the 5.75% Notes and the mortgage loan relating to the Tower Securities contain restrictive covenants that could adversely affect our business by limiting our flexibility.

The indenture governing the notes contains restrictive covenants that could adversely affect our business by limiting our flexibility. In addition, the indentures governing the 8.25% Notes, the 5.75% Notes and the 5.625% Notes, the Senior Credit Agreement and the Secured Tower Revenue Securities contain restrictive covenants imposing significant operational and financial restrictions on us or our subsidiaries, including restrictions that may limit our ability to engage in acts that may be in our long-term best interests. Among other things, the covenants under each indenture limit the ability of SBA and/or its restricted subsidiaries, as applicable, to:

•	Merge, consolidate or sell assets;

•	Make restricted payments, including pay dividends or make other distributions;

•	Enter into transactions with affiliates;

•	Enter into sale and leaseback transactions; and

•	Issue guarantees of indebtedness.

In addition, the indentures contain certain ratio tests that must be met before we and our restricted subsidiaries may incur additional unsecured indebtedness or additional secured indebtedness. For example, pursuant to the indenture governing the notes, we and our restricted subsidiaries may incur additional indebtedness only if the Consolidated Indebtedness to Annualized Consolidated Adjusted EBITDA Ratio (as defined in “Description of Notes—Certain Definitions”) at the time of incurrence of such indebtedness is no greater than 9.5 to 1. These restrictive covenants are subject to a number of qualifications and exceptions.

We are subject to similar financial and other restrictive covenants and are required to maintain certain financial ratios under the Senior Credit Agreement. The Senior Credit Agreement requires SBA Senior Finance II and SBA to maintain specific financial ratios, including, at the SBA Senior Finance II level, (1) a ratio of Consolidated Total Debt to Annualized Borrower EBITDA not to exceed 6.0 times for any fiscal quarter, (2) a ratio of Consolidated Total Debt and Net Hedge Exposure (calculated in accordance with the Senior Credit Agreement) to Annualized Borrower EBITDA for the most recently ended fiscal quarter not to exceed 6.0 times for 30 consecutive days and (3) a ratio of Annualized Borrower EBITDA to Annualized Cash Interest Expense (calculated in accordance with the Senior Credit Agreement) of not less than 2.0 times for any fiscal quarter. In addition, SBA’s ratio of Consolidated Total Net Debt to Consolidated Adjusted EBITDA (calculated in accordance with the Senior Credit Agreement) for any fiscal quarter on an annualized basis cannot exceed 9.5 times.

Additionally, the mortgage loan relating to our Tower Securities contains financial covenants that require that the mortgage loan borrowers maintain, on a consolidated basis, a minimum debt service coverage ratio. To the extent that the debt service coverage ratio, as of the end of any calendar quarter, falls to 1.30 times or lower, then all cash flow in excess of amounts required to make debt service payments, to fund required reserves, to pay management fees and budgeted operating expenses and to make other payments required under the loan documents, referred to as “excess cash flow,” will be deposited into a reserve account instead of being released to the Borrowers. The funds in the reserve account will not be released to the Borrowers unless the debt service coverage ratio exceeds 1.30 times for two consecutive calendar quarters. If the debt service coverage ratio falls below 1.15 times as of the end of any calendar quarter, then an “amortization period” will commence and all funds on deposit in the reserve account will be applied to prepay the mortgage loan until such time that the debt service coverage ratio exceeds 1.15 times for a calendar quarter.

These restrictive covenants could place SBA and its restricted subsidiaries at a disadvantage compared to some of its competitors, which may have fewer restrictive covenants and may not be required to operate under these restrictions. Further, these covenants could have an adverse effect on SBA’s business by limiting its ability to obtain future financing, engage in new tower development, mergers and acquisitions, and needed capital expenditures, withstand economic downturns in its business or the general economy, conduct operations or otherwise take advantage of other opportunities. If SBA or its restricted subsidiaries fail to comply with these covenants, it could result in an event of default under its debt instruments. If any such default occurs, all amounts outstanding under the notes, the 4.0% Notes, the 8.25% Notes, the 5.75% Notes, and the Senior Credit Agreement may become immediately due and payable. Other than our subsidiaries in Brazil, all of our foreign subsidiaries are currently restricted subsidiaries.

There is currently no public market for the notes and an active trading market may not develop for the notes. The failure of a market to develop for the notes could adversely affect the liquidity and value of your notes.

The notes are a new issue of securities and there is no existing market for the notes. SBA does not intend to apply for listing of the notes on any securities exchange or other stock market. SBA has been advised by the initial purchasers that following the completion of this offering, the initial purchasers presently intend to make a market in the notes. However, they are not obligated to do so and any market-making activities with respect to the notes may be discontinued by them at any time, at their sole discretion, without notice. In addition, any market-making activity will be subject to limits imposed by the Securities Act and the Exchange Act. A market may not develop for the notes, and there can be no assurance as to the development of any market or the liquidity of any market for the notes. If an active, liquid market does not develop for the notes, the market price and liquidity of the notes may be adversely affected. If any of the notes are traded after their initial issuance, they may trade at a discount from their initial offering price.

The liquidity of the trading market, if any, and future trading prices of the notes will depend on many factors, including, among other things, the ability of holders to resell the notes pursuant to Rule 144 or otherwise, prevailing interest rates, SBA’s operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. It is possible that the market for the notes will be subject to disruptions which may have a negative effect on the holders of the notes, regardless of SBA’s operating results, financial performance or prospects.

 A lowering or withdrawal of the ratings assigned to our debt securities by rating agencies may adversely affect your ability to resell your notes and may increase our future borrowing costs and reduce our access to capital.

Our debt currently has a non-investment grade rating, and any rating assigned could be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. Real or anticipated changes in our credit ratings will generally affect the market value of the notes. If any credit rating initially assigned to the notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your notes without a substantial discount. In addition, any future lowering of our ratings likely would make it more difficult or more expensive for us to obtain additional debt financing.

Our convertible note hedge transactions may not cover all of the potential dilution or additional cash outlay, if we settled the notes in cash, to which we may be subject upon conversion of the notes.

Concurrently with the pricing of the 4.0% Notes, SBA entered into convertible note hedge transactions and warrant transactions with affiliates of certain of the initial purchasers of the convertible note offerings. The initial strike price of the convertible note hedge transactions relating to the 4.0% Notes is $30.38 per share of SBA’s Class A common stock (the same as the initial conversion price of the 4.0% Notes) and the upper strike price of the warrant transactions is $44.64 per share. Pursuant to the terms of the warrant transaction, SBA is responsible for the dilution or costs, to the extent that it settles in cash or stock, arising from the conversion of the notes to the extent that the market price of SBA’s Class A common stock exceeds the strike price of the warrants.

The 4.0% Notes are currently convertible by holders of the 4.0% Notes because SBA’s Class A common stock’s closing price per share exceeded $39.49 for at least 20 trading days during the 30 consecutive trading day period ended on June 29, 2012. The 4.0% Notes will continue to be convertible until September 30, 2012, and may be convertible thereafter if one or more of the conversion conditions specified in the indenture governing the 4.0% Notes is satisfied during future measurement periods.

Special Note Regarding Forward-Looking Statements

This prospectus and the documents incorporated by reference into this prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21 E of the Exchange Act. These statements concern expectations, beliefs, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Forward-looking statements included in this prospectus include, but are not limited to, the following:

•	our expectations on the future growth and financial health of the wireless industry and the industry participants, and the drivers of such growth;

•	our beliefs regarding our ability to capture and capitalize on industry growth and the impact of such growth on our financial and operational results;

•

our expectations regarding the opportunities in the international wireless markets in which we currently operate or have targeted for growth, our beliefs regarding how we can capitalize on such opportunities, and our intent to continue expanding internationally;

•	our belief that our site leasing business is characterized by stable and long-term recurring revenues, predictable operating costs and minimal non-discretionary capital expenditures;

•

our belief that our towers have significant capacity to accommodate additional tenants, that our tower operations are highly scalable, that we can add tenants to our towers at minimal incremental costs, and the impact of these economies of scale on our cash flow and financial results;

•	our expectation that we will grow our cash flows by adding tenants to our towers at minimal incremental costs and executing monetary amendments;

•	our intent to grow our tower portfolio, domestically and internationally, by 5% to 10% through tower acquisitions and the construction of new towers;

•	our intent to build between 380 and 400 new towers in 2013, domestically and internationally, and our expectation regarding the number of tenants on our new build towers;

•	our expectation that we will continue our ground lease purchase program and the estimates of the impact of such program on our financial results;

•	our expectation that we will continue to incur losses;

•

our expectations regarding our future cash capital expenditures, both discretionary and non-discretionary, including expenditures required to maintain, improve and modify our towers and general corporate expenditures, and the source of funds for these expenditures;

•	our intended use of our liquidity;

•

our expectations regarding our annual debt service in 2013 and thereafter, and our belief that our cash on hand, cash flows from operations for the next twelve months and availability under our Revolving Credit Facility will be sufficient to service our outstanding debt during the next twelve months;

•	our expectation that our revenues from our international operations will grow in the future;

•	our expectations regarding the effectiveness of our convertible note hedge transactions to minimize the dilution and costs associated with our outstanding convertible notes;

•	our expectations regarding the settlement of our convertible notes;

•	our belief regarding our credit risk; and

•	our belief regarding our compliance with applicable laws and litigation matters, and our estimates regarding certain accounting and tax matters.

These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties and assumptions. We wish to caution readers that certain important factors may have affected and could in the future affect our actual results and could cause actual results to differ significantly from those expressed in any forward-looking statement. The most important factors that could prevent us from achieving our goals, and cause the assumptions underlying forward-looking statements and the actual results to differ materially from those expressed in or implied by those forward-looking statements include, but are not limited to, the following:

•	the impact of consolidation among wireless service providers on our leasing revenue;

•	our ability to continue to comply with covenants and the terms of our credit instruments and our ability to obtain additional financing to fund our capital expenditures;

•

our ability to successfully manage the risks associated with international operations, including risks relating to political or economic conditions, tax laws, currency restrictions legal or judicial systems, and land ownership;

•

our ability to successfully manage the risks associated with our acquisition initiatives, including our ability to effectively integrate acquired towers into our business and to achieve the financial results projected in our valuation models for the acquired towers;

•

developments in the wireless communications industry in general, and for wireless communications infrastructure providers in particular, that may slow growth or affect the willingness or ability of the wireless service providers to expend capital to fund network expansion or enhancements;

•	our ability to secure as many site leasing tenants as anticipated, recognize our expected economies of scale with respect to new tenants on our towers, and retain current leases on towers;

•	our ability to secure and deliver anticipated services business at contemplated margins;

•

our ability to build new towers, including our ability to identify and acquire land that would be attractive for our clients and to successfully and timely address zoning, permitting, weather, availability of labor and supplies and other issues that arise in connection with the building of new towers;

•

competition for the acquisition of towers and other factors that may adversely affect our ability to purchase towers that meet our investment criteria and are available at prices which we believe will be accretive to our shareholders and allow us to maintain our long-term target leverage ratios;

•	our ability to protect our rights to the land under our towers, and our ability to acquire land underneath our towers on terms that are accretive;

•

our ability to sufficiently increase our revenues and maintain expenses and cash capital expenditures at appropriate levels to permit us to meet our anticipated uses of liquidity for operations, debt service and estimated portfolio growth;

•	our ability to successfully estimate the impact of regulatory and litigation matters;

•

our ability to successfully estimate the impact of certain accounting and tax matters, including the effect on our company of adopting certain accounting pronouncements and the availability of sufficient net operating losses to offset future taxable income;

•	natural disasters and other unforeseen damage for which our insurance may not provide adequate coverage;

•	a decrease in demand for our communications sites; and

•	the introduction of new technologies or changes in a tenant’s business model that may make our tower leasing business less desirable to potential tenants.

Each of the forward-looking statements included in this prospectus and incorporated by reference herein speak only as of the date on which that statement is made. We will not update any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made.

Use of Proceeds

The Exchange Offer is intended to satisfy our obligations under the registration rights agreement entered into in connection with the issuance of the Original Notes. We will not receive any cash proceeds from the issuance of the Exchange Notes in the Exchange Offer.

In consideration for issuing the Exchange Notes as contemplated by this prospectus, we will receive the Original Notes in like principal amount. The Original Notes surrendered and exchanged for Exchange Notes will be retired and canceled and cannot be reissued.

Selected Financial Data

The selected historical consolidated financial and other data for the years ended December 31, 2012, 2011 and 2010 and as of December 31, 2012 and 2011, and have been derived from our audited financial statements incorporated by reference in this prospectus. The historical consolidated financial and other data for the years ended December 31, 2009 and 2008, and as of December 31, 2010, 2009 and 2008 have been derived from our audited financial statements. The selected historical consolidated financial information for the three months ended March 31, 2013 and 2012 and as of March 31, 2013 are derived from our unaudited consolidated financial statements incorporated by reference into this prospectus. The information set forth below is not necessarily indicative or predictive of results of future operations and should be read in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes thereto contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, which are incorporated by reference into this prospectus.

	For the year ended December 31,					For the three months ended March 31,	For the three months ended March 31,
	2008	2009	2010	2011	2012	2012	2013
	(audited)	(audited)	(audited)	(audited)	(audited)	(unaudited)	(unaudited)
	(in thousands, except for per share data)
Operating data:
Revenues:
Site leasing	$395,541	$477,007	$535,444	$616,294	$846,094	172,923	273,504
Site development	79,413	78,506	91,175	81,876	107,990	19,567	39,567

Total revenues	474,954	555,513	626,619	698,170	954,084	192,490	313,071

Operating expenses:
Cost of revenues (exclusive of depreciation, accretion and amortization shown below):
Cost of site leasing	96,175	111,842	119,141	131,916	188,951	35,407	68,101
Cost of site development	71,990	68,701	80,301	71,005	90,556	16,786	32,594
Selling, general and administrative	48,721	52,785	58,209	62,828	72,148	17,215	20,431
Asset impairment	921	3,884	5,862	5,472	6,383	349	3,722
Acquisition related expenses	120	4,810	10,106	7,144	40,433	344	5,822
Depreciation, accretion and amortization	211,445	258,537	278,727	309,146	408,467	82,100	125,636

Total operating expenses	429,372	500,559	552,346	587,511	806,938	152,201	256,306

Operating income	45,582	54,954	74,273	110,659	147,146	40,289	56,765

	For the year ended December 31,					For the three months ended March 31,	For the three months ended March 31,
	2008	2009	2010	2011	2012	2012	2013
	(audited)	(audited)	(audited)	(audited)	(audited)	(unaudited)	(unaudited)
	(in thousands, except for per share data)
Other income (expense):
Interest income	6,883	1,123	432	136	1,128	47	641
Interest expense	(105,328)	(130,853)	(149,921)	(160,896)	(196,241)	(42,248)	(59,465)
Non-cash interest expense	(33,309)	(49,897)	(60,070)	(63,629)	(70,110)	(16,991)	(17,364)
Amortization of deferred financing fees	(10,746)	(10,456)	(9,099)	(9,188)	(12,870)	(2,433)	(3,604)
(Loss) gain from extinguishment of debt, net	44,269	(5,661)	(49,060)	(1,696)	(51,799)	—	(142)
Other income (expense)	(13,478)	163	29	(165)	5,654	12	152

Total other expense	(111,709)	(195,581)	(267,689)	(235,438)	(324,238)	(61,613)	(79,782)

Loss before provision for income taxes	(66,127)	(140,627)	(193,416)	(124,779)	(177,092)	(21,324)	(23,017)
Provision for income taxes	(1,037)	(492)	(1,005)	(2,113)	(6,594)	(1,327)	641

Loss from continuing operations	(67,164)	(141,119)	(194,421)	(126,892)	(183,686)	(22,651)	(22,376)
Income from discontinued operations, net of income taxes	—	—	—	—	2,296	—	—

Net loss	(67,164)	(141,119)	(194,421)	(126,892)	(181,390)	(22,651)	(22,376)
Net loss (income) attributable to the noncontrolling interest	—	248	(253)	436	353	20	—

Net loss attributable to SBA Communications Corporation	$(67,164)	$(140,871)	$(194,674)	$(126,456)	$(181,037)	$(22,631)	(22,376)

Basic and diluted per common share amounts:
Loss from continuing operations	$(0.61)	$(1.20)	$(1.68)	$(1.14)	$(1.53)	$(0.20)	$(0.18)
Income from discontinued operations	—	—	—	—	0.02	—	—

Net loss per common share	$(0.61)	$(1.20)	$(1.68)	$(1.14)	$(1.51)	$(0.20)	$(0.18)

Basic and diluted weighted average number of common shares	109,882	117,165	115,591	111,595	120,280	111,431	127,057

	As of December 31,					As of March 31,
	2008	2009	2010	2011	2012	2013
	(audited)	(audited)	(audited)	(audited)	(audited)	(unaudited)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$78,856	$161,317	$64,254	$47,316	$233,099	122,230
Restricted cash - current (1)	38,599	30,285	29,456	22,266	27,708	26,880
Short-term investments	162	5,352	4,016	5,773	5,471	4,166
Property and equipment, net	1,502,672	1,496,938	1,534,318	1,583,393	2,671,317	2,655,409
Intangibles, net	1,425,132	1,435,591	1,500,012	1,639,784	3,134,133	3,085,459
Total assets	3,207,829	3,313,646	3,400,175	3,606,399	6,595,617	6,449,885
Total debt	2,392,230	2,489,050	2,827,450	3,354,485	5,356,103	5,363,793
Total shareholders’ equity (deficit) (2)	650,510	599,949	317,110	(11,313)	652,991	696,645

	For the year ended December 31,					For the three months ended March 31,	For the three months ended March 31,
	2008	2009	2010	2011	2012	2012	2013
	(audited)	(audited)	(audited)	(audited)	(audited)	(unaudited)	(unaudited)
	(in thousands)
Other Data:
Cash provided by (used in):
Operating activities	$173,696	$222,572	$201,140	$249,058	$340,914	66,040	94,228
Investing activities	(580,549)	(229,075)	(425,039)	(507,888)	(2,275,051)	(75,890)	(244,657)
Financing activities	415,437	88,978	126,821	242,047	2,116,412	488,091	37,801

(1)	Restricted cash of $26.9 million as of March 31, 2013 consisted of $25.9 million related to the Tower Securities loan requirements and $0.9 million related to surety bonds issued for our benefit. Restricted cash of $27.7 million as of December 31, 2012 consisted of $26.8 million related to the Tower Securities loan requirements and $0.9 million related to surety bonds issued for our benefit. Restricted cash of $22.3 million as of December 31, 2011 consisted of $21.4 million related to 2010 Tower Securities loan requirements and $0.9 million related to surety bonds issued for our benefit. Restricted cash of $29.5 million as of December 31, 2010 consisted of $28.6 million related to 2010 Tower Securities loan requirements and $0.9 million related to surety bonds issued for our benefit. Restricted cash of $30.3 million as of December 31, 2009 consisted of $29.1 million related to CMBS Mortgage loan requirements and $1.2 million related to surety bonds issued for our benefit. Restricted cash of $38.6 million as of December 31, 2008 consisted of $36.2 million related to CMBS Mortgage loan requirements and $2.4 million related to surety bonds issued for our benefit.
(2)	Includes deferred loss from the termination of nine interest rate swap agreements of $4.3 million as of December 31, 2009 and $7.4 million as of December 31, 2008. Includes deferred gain from the termination of interest rate swap agreements of $5.9 million as of December 31, 2008.

Ratio of Earnings to Fixed Charges

For purposes of calculating the ratio of earnings to fixed charges, earnings represent net loss before income taxes, cumulative effect of changes in accounting principles, discontinued operations and dividends on preferred stock, if any. Fixed charges consist of interest expense, the component of rental expense believed by management to be representative of the interest factor thereon, amortization of original issue discount and debt issue costs. We had a deficiency in earnings to fixed charges of $23.0 million and $21.2 million, respectively, for the three months ended March 31, 2013 and 2012. We had a deficiency in earnings to fixed charges of $176.8 million for 2012, $124.5 million for 2011, $193.3 million for 2010, $140.3 million for 2009 and $65.8 million for 2008. There were no preferred shares outstanding, and therefore no preference dividends paid, for the quarters ended March 31, 2013 and March 31, 2012, and the years ended December 31, 2012, 2011, 2010, 2009 and 2008.

The Exchange Offer

Purpose of the Exchange Offer

In connection with the issuance of the Original Notes, we entered into a registration rights agreement with the initial purchasers, under which we agreed to file and to use our reasonable best efforts to have declared effective an exchange offer registration statement under the Securities Act and to consummate the Exchange Offer.

We are making the Exchange Offer in reliance on the position of the Commission as set forth in certain no-action letters. However, we have not sought our own no-action letter. Based upon these interpretations by the Commission, we believe that a holder of Exchange Notes who exchanges Original Notes for Exchange Notes in the Exchange Offer generally may offer the Exchange Notes for resale, sell the Exchange Notes and otherwise transfer the Exchange Notes without further registration under the Securities Act and without delivery of a prospectus that satisfies the requirements of Section 10 of the Securities Act. This does not apply, however, to a holder who is our “affiliate” within the meaning of Rule 405 of the Securities Act. We also believe that a holder may offer, sell or transfer the Exchange Notes only if the holder acknowledges that the holder is acquiring the Exchange Notes in the ordinary course of its business and is not participating, does not intend to participate and has no arrangement or understanding with any person to participate in a distribution of the Exchange Notes.

Any holder of the Original Notes using the Exchange Offer to participate in a distribution of Exchange Notes cannot rely on the no-action letters referred to above. Any broker-dealer who holds Original Notes acquired for its own account as a result of market-making activities or other trading activities and who receives Exchange Notes in exchange for such Original Notes pursuant to the Exchange Offer may be a statutory underwriter and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. See “Plan of Distribution.”

Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See “Plan of Distribution.”

Except as described above, this prospectus may not be used for an offer to resell, resale or other transfer of Exchange Notes.

The Exchange Offer are not being made to, nor will we accept tenders for exchange from, holders of Original Notes in any jurisdiction in which the Exchange Offer or the acceptance of the Exchange Offer would not be in compliance with the securities or blue sky laws of such jurisdiction.

Terms of the Exchanges

Upon the terms and subject to the conditions of the Exchange Offer, we will accept any and all Original Notes validly tendered prior to 12:00 midnight, New York City time, on the Expiration Date for the Exchange Offer. Promptly after the Expiration Date (unless extended as described in this prospectus), we will issue an aggregate principal amount of up to $500,000,000 of Exchange Notes for a like principal amount of outstanding Original Notes tendered and accepted in connection with the Exchange Offer. The Exchange Notes issued in connection with the Exchange Offer will be delivered promptly after the Expiration Date. Holders may tender some or all of their Original Notes in connection with the Exchange Offer, but only in principal amounts of $2,000 or in integral multiples of $1,000 in excess thereof.

The terms of the Exchange Notes will be identical in all material respects to the terms of Original Notes, except that the Exchange Notes will have been registered under the Securities Act and will be issued free from any covenant regarding registration, including the payment of special interest upon a failure to file or have declared effective an exchange offer registration statement or to complete the Exchange Offer by certain dates. The Exchange Notes will evidence the same debt as the Original Notes and will be issued under the same Indenture and be entitled to the same benefits under that Indenture as the Original Notes being exchanged. As of the date of this prospectus, $500,000,000 aggregate principal amount of the Original Notes are outstanding.

In connection with the issuance of the Original Notes, we arranged for the Original Notes purchased by qualified institutional buyers and those sold in reliance on Regulation S under the Securities Act to be issued and transferable in book-entry form through the facilities of DTC, acting as depositary. Except as described under “Book-Entry Settlement and

Clearance,” Exchange Notes will be issued in the form of a global note registered in the name of DTC or its nominee and each beneficial owner’s interest in it will be transferable in book-entry form through DTC. See “Book-Entry Settlement and Clearance.”

Holders of Original Notes do not have any appraisal or dissenters’ rights in connection with the Exchange Offer. Original Notes that are not tendered for exchange or are tendered but not accepted in connection with the Exchange Offer will remain outstanding and be entitled to the benefits of the Indenture, but certain registration and other rights under the registration rights agreement will terminate and holders of the Original Notes will generally not be entitled to any registration rights under the registration rights agreement. See “— Consequences of Failures to Properly Tender Original Notes in the Exchange Offer.”

We shall be considered to have accepted validly tendered Original Notes if and when we have given oral (to be followed by prompt written notice) or written notice to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the Exchange Notes from us.

If any tendered Original Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events described in this prospectus or otherwise, we will return the Original Notes, without expense, to the tendering holder promptly after the Expiration Date for the Exchange Offer.

Holders who tender Original Notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes on exchange of Original Notes in connection with the Exchange Offer. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See “—Fees and Expenses.”

Expiration Date; Extensions; Amendments

The Expiration Date for the Exchange Offer is 12:00 midnight, New York City time, on [20 business days after commencement], unless extended by us in our sole discretion, in which case the term “Expiration Date” shall mean the latest date and time to which the Exchange Offer are extended.

We reserve the right, in our sole discretion:

•

to delay accepting any Original Notes, to extend the Exchange Offer or to terminate the Exchange Offer if, in our reasonable judgment, any of the conditions described below shall not have been satisfied, by giving oral (to be followed by prompt written notice) or written notice of the delay, extension or termination to the Exchange Agent; or

•	to amend the terms of the Exchange Offer in any manner.

If we amend the Exchange Offer in a manner that we consider material, we will disclose such amendment by means of a prospectus supplement, and we will extend the Exchange Offer for a period of five to ten business days, as required by law.

If we determine to extend, amend or terminate the Exchange Offer, we will publicly announce this determination by making a timely release through an appropriate news agency prior to 9:00 a.m., New York City time, on the next business day after the scheduled Expiration Date.

During any extension, all Original Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by us only upon expiration of the Exchange Offer, unless validly withdrawn. If we terminate the Exchange Offer, we will promptly return any Original Notes deposited, pursuant to the Exchange Offer as required by Rule 14e-1(c).

Interest on the Exchange Notes

The Exchange Notes will bear interest at the rate of 5.625% per annum from the most recent date to which interest on the Original Notes has been paid. Interest will be payable semiannually on October 1 and April 1 of each year.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the Exchange Offer, or any extension of the Exchange Offer, we will not be required to accept for exchange, or to exchange any Exchange Notes for any of Original Notes and we may terminate the Exchange Offer or, at our option, modify, extend or otherwise amend the Exchange Offer, if any of the following conditions exist on or prior to the Expiration Date:

•

any action or event shall have occurred or been threatened, any action shall have been taken, or any statute, rule, regulation, judgment, order, stay, decree or injunction shall have been issued, promulgated, enacted, entered, enforced or deemed to be applicable to the Exchange Offer or the exchange of Original Notes for Exchange Notes under the Exchange Offer by or before any court or governmental regulatory or administrative agency, authority, instrumentality or tribunal, including, without limitation, taxing authorities, that either:

(a) challenges the making of the Exchange Offer or the exchange of Original Notes for Exchange Notes under the Exchange Offer or might, directly or indirectly, be expected to prohibit, prevent, restrict or delay consummation of, or might otherwise adversely affect in any material manner, the Exchange Offer or the exchange of Original Notes for Exchange Notes under the Exchange Offer; or

(b) in our reasonable judgment, could materially adversely affect our (or our subsidiaries’) business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects or materially impair the contemplated benefits to us of the Exchange Offer or the exchange of Original Notes for Exchange Notes under the Exchange Offer;

•

anything has occurred or may occur that would or might, in our reasonable judgment, be expected to prohibit, prevent, restrict or delay the Exchange Offer or impair our ability to realize the anticipated benefits of the Exchange Offer;

•

there shall have occurred (a) any general suspension of or limitation on trading in securities in the United States securities or financial markets, whether or not mandatory, (b) any material adverse change in the prices of the Original Notes that are the subject of the Exchange Offer, (c) a material impairment in the general trading market for debt securities, (d) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States, whether or not mandatory, (e) a commencement of a war, armed hostilities, a terrorist act or other national or international calamity directly or indirectly relating to the United States, (f) any limitation, whether or not mandatory, by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States, (g) any material adverse change in the securities or financial markets in the United States generally or (h) in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof; and

•

the Trustee with respect to the Indenture for the Original Notes that are the subject of the Exchange Offer and the Exchange Notes to be issued in the Exchange Offer shall have been directed by any holders of Original Notes to object in any respect to, or take any action that could, in our reasonable judgment, adversely affect the consummation of the Exchange Offer or the exchange of Original Notes for Exchange Notes under the Exchange Offer, or the Trustee shall have taken any action that challenges the validity or effectiveness of the procedures used by us in making the Exchange Offer or the exchange of Original Notes for Exchange Notes under the Exchange Offer.

The foregoing conditions are for our sole benefit and may be waived by us, in whole or in part, in our absolute discretion. Any determination made by us concerning an event, development or circumstance described or referred to above will be conclusive and binding.

If any of the foregoing conditions are not satisfied, we may, at any time on or prior to the Expiration Date:

•	terminate the Exchange Offer and promptly return all tendered Original Notes to the respective tendering holders;

•

modify, extend or otherwise amend either or both of the Exchange Offer and retain all tendered Original Notes until the Expiration Date, as extended, subject, however, to the withdrawal rights of holders; or

•	waive the unsatisfied conditions with respect to either or both of the Exchange Offer and accept all Original Notes tendered and not previously validly withdrawn.

In addition, subject to applicable law, we may in our absolute discretion terminate the Exchange Offer for any other reason.

Effect of Tender

Any tender by a holder, and our subsequent acceptance of that tender, of Original Notes will constitute a binding agreement between that holder and us upon the terms and subject to the conditions of the Exchange Offer described in this prospectus and in the letter of transmittal. The participation in the Exchange Offer by a tendering holder of Original Notes will constitute the agreement by that holder to deliver good and marketable title to the tendered Original Notes, free and clear of any and all liens, restrictions, charges, pledges, security interests, encumbrances or rights of any kind of third parties.

Absence of Dissenters’ Rights

Holders of the Original Notes do not have any appraisal or dissenters’ rights in connection with the Exchange Offer.

Procedures for Tendering

If you wish to participate in the Exchange Offer and your Original Notes are held by a custodial entity such as a bank, broker, dealer, trust company or other nominee, you must instruct that custodial entity to tender your Original Notes on your behalf pursuant to the procedures of that custodial entity. Please ensure you contact your custodial entity as soon as possible to give them sufficient time to meet your requested deadline.

To participate in the Exchange Offer, you must either:

•

complete, sign and date a letter of transmittal, or a facsimile thereof, in accordance with the instructions in the letter of transmittal, including guaranteeing the signatures to the letter of transmittal, if required, and mail or otherwise deliver the letter of transmittal or a facsimile thereof, together with the certificates representing your Original Notes specified in the letter of transmittal, to the Exchange Agent at the address listed in the letter of transmittal, for receipt on or prior to the Expiration Date; or

•	comply with the Automated Tender Offer Program (“ATOP”) procedures for book-entry transfer described below on or prior to the Expiration Date.

The Exchange Agent and DTC have confirmed that the Exchange Offer are eligible for ATOP with respect to book-entry notes held through DTC. The letter of transmittal, or a facsimile thereof, with any required signature guarantees, or, in the case of book-entry transfer, an agent’s message in lieu of the letter of transmittal, and any other required documents, must be transmitted to and received by the Exchange Agent on or prior to the Expiration Date at its address set forth below under the caption “Exchange Agent.” Original Notes will not be deemed to have been tendered until the letter of transmittal and signature guarantees, if any, or agent’s message, is received by the Exchange Agent. We have not provided guaranteed delivery procedures in conjunction with the Exchange Offer or under this prospectus.

The tender by a holder of Original Notes will constitute an agreement between us and the holder in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of Original Notes, the letter of transmittal and all other required documents to the Exchange Agent is at the election and risk of the holders. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service, properly insured. In all cases, sufficient time should be allowed to assure delivery to and receipt by the Exchange Agent on or prior to the Expiration Date. Do not send the letter of transmittal or any Original Notes to anyone other than the Exchange Agent.

If you are tendering your Original Notes in exchange for Exchange Notes and anticipate delivering your letter of transmittal and other documents other than through DTC, we urge you to contact promptly a bank, broker or other intermediary that has the capability to hold notes custodially through DTC to arrange for receipt of any Original Notes to be delivered pursuant to the Exchange Offer and to obtain the information necessary to provide the required DTC participant with account information in the letter of transmittal.

If you are a beneficial owner which holds Original Notes through Euroclear (as defined herein) or Clearstream (as defined herein) and wish to tender your Original Notes, you must instruct Euroclear or Clearstream, as the case may be, to block the account in respect of the tendered Original Notes in accordance with the procedures established by Euroclear or Clearstream. You are encouraged to contact Euroclear and Clearstream directly to ascertain their procedure for tendering Original Notes.

Book-Entry Delivery Procedures for Tendering Original Notes Held with DTC

If you wish to tender Original Notes held on your behalf by a nominee with DTC, you must:

•	inform your nominee of your interest in tendering your Original Notes pursuant to the Exchange Offer; and

•	instruct your nominee to tender all Original Notes you wish to be tendered in the Exchange Offer into the Exchange Agent’s account at DTC on or prior to the Expiration Date.

Any financial institution that is a nominee in DTC, including Euroclear and Clearstream, must tender Original Notes by effecting a book-entry transfer of Original Notes to be tendered in the Exchange Offer into the account of the Exchange Agent at DTC by electronically transmitting its acceptance of the Exchange Offer through the ATOP procedures for transfer. DTC will then verify the acceptance, execute a book-entry delivery to the Exchange Agent’s account at DTC and send an agent’s message to the Exchange Agent. An “agent’s message” is a message, transmitted by DTC to, and received by, the Exchange Agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgement from an organization that participates in DTC (a “participant”), tendering Original Notes that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce the agreement against the participant. A letter of transmittal need not accompany tenders effected through ATOP.

Proper Execution and Delivery of the Letter of Transmittal

Signatures on a letter of transmittal or notice of withdrawal described under “—Withdrawal of Tenders,” as the case may be, must be guaranteed by an eligible guarantor institution unless the Original Notes tendered pursuant to the letter of transmittal are tendered for the account of an eligible guarantor institution. An “eligible guarantor institution” is one of the following firms or other entities identified in Rule 17Ad-15 under the Exchange Act (as the terms are used in Rule 17Ad-15):

•	a bank;

•	a broker, dealer, municipal securities dealer, municipal securities broker, government securities dealer or government securities broker;

•	a credit union;

•	a national securities exchange, registered securities association or clearing agency; or

•	a savings institution that is a participant in a Securities Transfer Association recognized program.

If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, that guarantee must be made by an eligible institution.

If the letter of transmittal is signed by the holders of Original Notes tendered thereby, the signatures must correspond with the names as written on the face of the Original Notes without any change whatsoever. If any of the Original Notes tendered thereby are held by two or more holders, each holder must sign the letter of transmittal. If any of the Original Notes tendered thereby are registered in different names on different Original Notes, it will be necessary to complete, sign and submit as many separate letters of transmittal, and any accompanying documents, as there are different registrations of certificates.

If Original Notes that are not tendered for exchange pursuant to the Exchange Offer are to be returned to a person other than the tendering holder, certificates for those Original Notes must be endorsed or accompanied by an appropriate instrument of transfer, signed exactly as the name of the registered owner appears on the certificates, with the signatures on the certificates or instruments of transfer guaranteed by an eligible guarantor institution.

If the letter of transmittal is signed by a person other than the holder of any Original Notes listed in the letter of transmittal, those Original Notes must be properly endorsed or accompanied by a properly completed bond power, signed by the holder exactly as the holder’s name appears on those Original Notes. If the letter of transmittal or any Original Notes, bond powers or other instruments of transfer are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing, and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

No alternative, conditional, irregular or contingent tenders will be accepted. By executing the letter of transmittal, or facsimile thereof, the tendering holders of Original Notes waive any right to receive any notice of the acceptance for exchange of their Original Notes. Tendering holders should indicate in the applicable box in the letter of transmittal the name and address to which payments and/or substitute certificates evidencing Original Notes for amounts not tendered or not exchanged are to be issued or sent, if different from the name and address of the person signing the letter of transmittal. If those instructions are not given, Original Notes not tendered or exchanged will be returned to the tendering holder.

All questions as to the validity, form, eligibility, including time of receipt, and acceptance and withdrawal of tendered Original Notes will be determined by us in our absolute discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tendered Original Notes determined by us not to be in proper form or not to be tendered properly or any tendered Original Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive, in our absolute discretion, any defects, irregularities or conditions of tender as to particular Original Notes, whether or not waived in the case of other Original Notes. Our interpretation of the terms and conditions of the Exchange Offer, including the terms and instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured within the time we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Original Notes, neither we, neither the Exchange Agent nor any other person will be under any duty to give that notification or shall incur any liability for failure to give that notification. Tenders of Original Notes will not be deemed to have been made until any defects or irregularities therein have been cured or waived.

Any holder whose Original Notes have been mutilated, lost, stolen or destroyed will be responsible for obtaining replacement securities or for arranging for indemnification with the trustee of the Original Notes. Holders may contact the Exchange Agent for assistance with these matters.

In addition, we reserve the right, as set forth above under the caption “—Conditions to the Exchange Offer,” to terminate the Exchange Offer. By tendering, each holder represents and acknowledges to us, among other things, that:

•

it has full power and authority to tender, sell, assign and transfer the Original Notes it is tendering and that we will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim when the same are accepted by us;

•	the Exchange Notes acquired in connection with the Exchange Offer are being obtained in the ordinary course of business of the person receiving the Exchange Notes;

•	at the time of commencement of the Exchange Offer it had no arrangement with any person to participate in a distribution of such Exchange Notes;

•	it is not an “affiliate” (as defined in Rule 405 under the Securities Act) of our company; and

•

if the holder is a broker-dealer, that it is not engaged in, and does not intend to engage in, a distribution of the Exchange Notes, and that it will receive Exchange Notes for its own account in exchange for Original Notes that were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See “Plan of Distribution”.

Withdrawal of Tenders

Tenders of Original Notes in the Exchange Offer may be validly withdrawn at any time prior to the Expiration Date.

For a withdrawal of a tender to be effective, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent prior to the Expiration Date at its address set forth below under the caption “Exchange Agent.” The withdrawal notice must:

(1) specify the name of the tendering holder of Original Notes;

(2) bear a description of the Original Notes to be withdrawn;

(3) specify, in the case of Original Notes tendered by delivery of certificates for those Original Notes, the certificate numbers shown on the particular certificates evidencing those Original Notes;

(4) specify the aggregate principal amount represented by those Original Notes;

(5) specify, in the case of Original Notes tendered by delivery of certificates for those Original Notes, the name of the registered holder, if different from that of the tendering holder, or specify, in the case of Original Notes tendered by book-entry transfer, the name and number of the account at DTC to be credited with the withdrawn Original Notes; and

(6) be signed by the holder of those Original Notes in the same manner as the original signature on the letter of transmittal, including any required signature guarantees, or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of those Original Notes.

The signature on any notice of withdrawal must be guaranteed by an eligible guarantor institution, unless the Original Notes have been tendered for the account of an eligible guarantor institution.

Withdrawal of tenders of Original Notes may not be rescinded, and any Original Notes validly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Exchange Offer. Validly withdrawn Original Notes may, however, be re-tendered by again following one of the procedures described in “—Procedures for Tendering” on or prior to the Expiration Date.

Exchange Agent

U.S. Bank National Association has been appointed as Exchange Agent in connection with the Exchange Offer. Questions and requests for assistance, as well as requests for additional copies of this prospectus or of the letter of transmittal, should be directed to the Exchange Agent at its offices at West Side Flats Operations Center, 60 Livingston Ave., St. Paul, Minnesota 55107, Attention: Specialized Finance. The Exchange Agent’s telephone number is 1-800-934-6802 and facsimile number is (651) 466-7372.

Fees and Expenses

We will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offer. We will pay certain other expenses to be incurred in connection with the Exchange Offer, including the fees and expenses of the Exchange Agent and certain accountant and legal fees.

Holders who tender their Original Notes for exchange will not be obligated to pay transfer taxes. If, however:

•	Exchange Notes are to be delivered to, or issued in the name of, any person other than the registered holder of the Original Notes tendered;

•	tendered Original Notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of Original Notes in connection with the Exchange Offer;

then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from them is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

The Exchange Notes will be recorded at the same carrying value as the Original Notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the Exchange Offer. The payment to bondholders for the Exchange Offer will increase deferred financing costs but payments made to other third parties will be expensed as incurred in accordance with generally accepted accounting principles.

Consequences of Failures to Properly Tender Original Notes in the Exchange Offer

Issuance of the Exchange Notes in exchange for the Original Notes under the Exchange Offer will be made only after timely receipt by the Exchange Agent of a properly completed and duly executed letter of transmittal (or an agent’s message from DTC) and the certificate(s) representing such Original Notes (or confirmation of book-entry transfer), and all other required documents. Therefore, holders of the Original Notes desiring to tender such Original Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities of tenders of Original Notes for exchange. Original Notes that are not tendered or that are tendered but not accepted by us will, following completion of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof under the Securities Act, and, upon completion of the Exchange Offer, certain registration rights under the registration rights agreement will terminate.

In the event the Exchange Offer are completed, we generally will not be required to register the remaining Original Notes, subject to limited exceptions. Remaining Original Notes will continue to be subject to the following restrictions on transfer:

•

the remaining Original Notes may be resold only if registered pursuant to the Securities Act, if any exemption from registration is available, or if neither such registration nor such exemption is required by law; and

•	the remaining Original Notes will bear a legend restricting transfer in the absence of registration or an exemption.

We do not currently anticipate that we will register the remaining Original Notes under the Securities Act. To the extent that Original Notes are tendered and accepted in connection with the Exchange Offer, any trading market for remaining Original Notes could be adversely affected. See “Risk Factors—Risks Related to the Exchange Offer — If you fail to exchange your Original Notes, they will continue to be restricted securities and may become less liquid.”

Description of Notes

General

We issued the Original Notes under an indenture, dated as of September 28, 2012, among SBA and U.S. Bank National Association, as trustee. Set forth below is a description of the specific terms of the notes. This description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture. Unless the context otherwise requires, references in this “Description of Notes” to the “notes” includes the Original Notes and the Exchange Notes.

Capitalized terms used in this “Description of Notes” section and not otherwise defined have the meanings set forth in the section “—Certain Definitions.” As used in this “Description of Notes” section, the word “SBA” or “SBA Communications” refers to SBA Communications Corporation and not to any of its Subsidiaries.

On September 28, 2012, SBA Communications issued $500,000,000 aggregate principal amount of Senior Notes, consisting of $500,000,000 aggregate principal amount of 5.625% Senior Notes due 2019 under an indenture. The notes accrue interest from the Issue Date at a rate of 5.625%. The interest on the notes is payable semiannually on October 1 and April 1. The notes mature on October 1, 2019. You may request copies of the indenture at our address set forth under the heading “Where You Can Find More Information.”

Brief Description of the Notes

The notes:

•	are general obligations of SBA Communications;

•	rank equally in right of payment with all of SBA Communications’ existing and future senior unsecured debt, including the 4.0% Notes and the guarantee of the 8.25% Notes and 5.75% Notes;

•	rank senior in right of payment to SBA Communications’ future subordinated debt;

•

are effectively subordinated in right of payment to SBA Communications’ existing and future secured debt to the extent of the value of the assets securing such debt, including the guarantee of obligations under the Senior Credit Agreement; and

•	will be structurally subordinated to all liabilities (including trade payables) of each Subsidiary including any future indebtedness.

SBA Communications has covenanted that it will offer to repurchase the notes under the circumstances described in the indenture upon:

•	a Change of Control Triggering Event; or

•	an Asset Sale by SBA Communications or any of its Restricted Subsidiaries.

The indenture also contains covenants with respect to the following:

•	Restricted Payments;

•	Incurrence of Indebtedness and issuance of preferred stock;

•	Liens;

•	Dividend and other payment restrictions affecting Subsidiaries;

•	Merger, consolidation or sale of assets;

•	Transactions with Affiliates;

•	Sale and leaseback transactions;

•	Limitation on issuances of Guarantees of Indebtedness;

•	Business activities; and

•	Reports.

In addition, certain covenants will be suspended during any period in which the notes have an investment grade rating from each of Moody’s and Standard & Poor’s and no Default or Event of Default shall have occurred and be continuing.

SBA Communications is a holding company with no operations or assets other than the capital stock of Telecommunications. The operations of SBA Communications are conducted through its Subsidiaries and, therefore, SBA Communications depends on the cash flow of its Subsidiaries to meet its obligations, including its obligations under the notes. The notes are SBA Communications’ senior unsecured obligations and rank equally in right of payment with SBA Communications’ existing and future senior unsecured debt, including the 4.0% Notes and the guarantee of the 8.25% Notes and 5.75% Notes. The holders of the 4.0% Notes, the 8.25% Notes and the 5.75% Notes will be entitled to share ratably with the holders of the notes any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of SBA Communications. The notes are not secured and thus are effectively subordinated to any of SBA Communications’ existing and future secured debt to the extent of the value of the assets securing such debt, including its guarantee of amounts due under the Senior Credit Agreement. SBA granted the lenders under the Senior Credit Agreement a first lien on the capital stock of Telecommunications, SBA’s only significant asset, as collateral for SBA’s guarantee of amounts due under the Senior Credit Agreement. SBA’s Subsidiaries are not guarantors of the notes, and the notes are effectively subordinated to all Indebtedness of SBA’s Subsidiaries. In addition, SBA Senior Finance II, LLC has the ability to borrow up to $770.0 million under the Revolving Credit Facility, subject to compliance with specific financial ratios and the satisfaction of other customary conditions to borrowing in the Senior Credit Agreement. Any right of SBA Communications to receive assets of any of its Subsidiaries upon the liquidation or reorganization of the Subsidiaries, and the consequent right of the Holders of the notes to participate in those assets, will be effectively subordinated to the claims of that Subsidiary’s creditors, except to the extent that SBA Communications is itself recognized as a creditor of such Subsidiary. If SBA Communications is recognized as a creditor of such Subsidiary, the claims of SBA Communications would still be subordinate in right of payment to any security interest in the assets of that Subsidiary and any indebtedness of that Subsidiary senior to that held by SBA Communications. The provisions of the Senior Credit Agreement also contain restrictions on the ability of those Subsidiaries to dividend of distribute cash flow or assets to SBA.

As of the Issue Date and as of the date of this prospectus, all of SBA’s Subsidiaries are Restricted Subsidiaries other than those designated Unrestricted Subsidiaries.

However, under certain circumstances, SBA is able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries generally are not subject to the restrictive covenants set forth in the indenture.

Principal, Maturity and Interest

The notes are limited in aggregate principal amount to $500.0 million. The notes will mature on October 1, 2019. The indenture governing the notes allows SBA Communications to issue an unlimited principal amount of notes in addition to the notes, subject to compliance with the covenant entitled “Incurrence of Indebtedness and Issuance of Preferred Stock.” See “Risk Factors—Risks Related to the Notes—The indenture governing the notes restricts, but does not prohibit, SBA or our restricted subsidiaries from incurring substantially more debt, all of which could be senior to the notes. This increased leverage could increase the business and financial risks associated with our future operations.”

Interest on the notes accrues at the rate of 5.625% per annum. The interest on the notes is payable in U.S. dollars semiannually in arrears on October 1 and April 1. SBA Communications will make each interest payment to Holders of record on the immediately preceding September 15 and March 15.

Interest on the notes accrues from the most recent date to which interest has been paid. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a Holder has given wire transfer instructions to SBA Communications, SBA Communications will make all payments of principal, premium, if any, interest or Additional Interest, if any, on that Holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar for the notes within the City and State of New York unless SBA Communications elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

Paying Agent and Registrar for the Notes

The trustee under the indenture will initially act as the paying agent and registrar for the notes. SBA Communications may change the paying agent or registrar under the indenture without prior notice to the Holders of the notes, and SBA Communications or any of its Subsidiaries may act as paying agent or registrar under the indenture.

Transfer and Exchange

A Holder may transfer or exchange notes for other notes with the same terms and principal amount in accordance with the indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. SBA Communications is not required to transfer or exchange any notes selected for redemption. In addition, SBA Communications is not required to transfer or exchange any notes for a period of 15 days before a selection of notes to be redeemed.

Optional Redemption

At any time prior to October 1, 2016, the notes may be redeemed, in whole or in part, at the option of SBA Communications, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, and Additional Interest, if any, to, the redemption date.

“Applicable Premium” means, with respect to any note on any redemption date, the greater of (i) 1.0% of the principal amount of such note and (ii) the excess of (A) the present value at such redemption date of (1) the redemption price of such note at October 1, 2016 (such redemption price being set forth in the table below), plus (2) all required interest payments due on such note through October 1, 2016 (excluding accrued but unpaid interest, if any, to the redemption date), computed using a discount rate equal to the Treasury Rate on such redemption date plus 50 basis points over (B) the principal amount of such note.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such statistical release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to October 1, 2016; provided, however, that if the period from the redemption date to October 1, 2016 is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such date of redemption to October 1, 2016 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

During the period after the date of original issuance of the notes until October 1, 2015, SBA Communications may on any one or more occasions redeem up to 35% of the aggregate principal amount of the notes originally issued at a redemption price of 105.625% of the principal amount of the notes to be redeemed on the redemption date plus accrued and unpaid interest, if any, and Additional Interest, if any, to the redemption date with the net cash proceeds of one or more Equity Offerings by SBA; provided that:

(1)	at least 65% of the aggregate principal amount of notes originally issued remains outstanding immediately after the occurrence of such redemption, excluding any notes held by SBA Communications or any of its Subsidiaries; and

(2)	the redemption occurs within 90 days of the date of the closing of the Equity Offering.

Notice of any redemption upon any Equity Offering may be given prior to the redemption thereof, and any such redemption or notice may, at SBA Communications’ discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

Except pursuant to the preceding paragraphs under this caption, the notes will not be redeemable at SBA Communications’ option prior to October 1, 2016. On or after October 1, 2016, SBA Communications may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices expressed as percentages of principal amount set forth below plus accrued and unpaid interest, if any, and Additional Interest, if any, on the notes redeemed to the applicable redemption date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on October 1 of the years indicated below:

Year	Percentage
2016	102.813%
2017	101.406%
2018 and thereafter	100.000%

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee under the indenture will select notes for redemption as follows:

(1)	if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed; or

(2)	if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate.

No notes of $2,000 of principal amount or less will be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional (except with respect to the proceeds of an Equity Offering as described above).

If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount of that note to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note presented for redemption will be issued in the name of the Holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest and Additional Interest, if any, ceases to accrue on notes or portions of them called for redemption.

Repurchase at the Option of Holders

Change of Control Triggering Event

If a Change of Control Triggering Event occurs with respect to the notes, each Holder of such notes will have the right to require SBA Communications to repurchase all or any part, equal to $2,000 or an integral multiple of $1,000, of such Holder’s notes pursuant to the offer described below (the “Change of Control Offer”). The offer price in any Change of Control Offer will be payable in cash and will be 101% of the aggregate principal amount of any notes repurchased plus accrued and unpaid interest, if any, and Additional Interest, if any, on such notes, if any (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event unless SBA Communications has exercised its right to redeem all of the notes as described above under “Optional Redemption,” SBA Communications will mail a notice to each Holder describing the transaction or transactions that constitute the Change of

Control Triggering Event and offering to repurchase such notes on the date specified in the notice (the “Change of Control Payment Date”). The Change of Control Payment Date will be no earlier than 30 days and no later than 60 days from the date the notice is mailed, pursuant to the procedures required by the indenture and described in such notice.

On the Change of Control Payment Date for the notes, SBA Communications will, to the extent lawful:

(1)	accept for payment all notes or portions of the notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the notes so accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of the notes being purchased by SBA Communications.

The paying agent will promptly mail to each Holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail, or cause to be transferred by book entry, to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that the new note will be in a principal amount of $2,000 or an integral multiple of $1,000.

The Change of Control Triggering Event provisions described above will be applicable whether or not any other provisions of the indenture are applicable. SBA Communications will comply with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations to the extent those laws and regulations are applicable to any Change of Control Offer. If the provisions of any of the applicable securities laws or securities regulations conflict with the provisions of the covenant described above, SBA Communications will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described above by virtue of the compliance.

The Change of Control Triggering Event purchase feature is a result of negotiations between SBA Communications and the initial purchasers. Management has no present intention to engage in a transaction involving a Change of Control Triggering Event, although it is possible that SBA Communications would decide to do so in the future. Subject to the limitations discussed below, SBA Communications could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control Triggering Event under the indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect SBA Communications’ capital structure. Furthermore, even if a Change of Control were to occur, it may not constitute a Change of Control Triggering Event, which is the occurrence of both a Change of Control plus a Ratings Decline, such that it would trigger SBA Communications’ obligation to repurchase the notes. Restrictions on the ability of SBA Communications to incur additional Indebtedness are contained in the covenants described under “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” “Certain Covenants—Liens” and “Certain Covenants—Sale and Leaseback Transactions.” Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of such notes then outstanding. Except for the limitations contained in the covenants, however, the indenture does not contain any covenants or provisions that may afford Holders of the notes protection in the event of certain highly leveraged transactions.

The Indebtedness of SBA Communications’ Subsidiaries limits SBA Communications’ access to the cash flow of those Subsidiaries and will, therefore, restrict SBA Communications’ ability to purchase any notes. The terms of such Indebtedness, with certain exceptions, provide that the occurrence of certain change of control events with respect to SBA Communications constitutes a default under such Indebtedness. In the event that a Change of Control Triggering Event occurs at a time when SBA Communications’ Subsidiaries are prohibited from making distributions to SBA Communications to purchase notes, SBA Communications could cause its Subsidiaries to seek the consent of the holders of such Indebtedness to allow the distributions or could attempt to refinance the Indebtedness that contains the prohibition. If SBA Communications does not obtain a consent or repay such Indebtedness, SBA Communications will remain prohibited from purchasing notes. In this case, SBA Communications’ failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under such Indebtedness. Future Indebtedness of SBA Communications and its Subsidiaries may contain prohibitions on the occurrence of certain events that would constitute a Change of Control Triggering Event or require the Indebtedness to be repurchased if a Change of Control Triggering Event occurs. Moreover, the exercise by the Holders of their right to require SBA Communications to repurchase the notes could cause a default under such Indebtedness, even if the Change of Control Triggering Event itself does not, due to the financial effect of such repurchase on SBA Communications. Finally, SBA Communications’ ability to pay cash to the Holders of notes following the occurrence of a Change of Control Triggering Event may be limited by SBA Communications’ then existing financial resources, including its ability to access the cash flow of its Subsidiaries. See “Risk Factors—Risks Related to the Notes— We may not be able to purchase the notes upon a change of control triggering event, which would result in a default under the indenture governing the notes and would adversely affect our business and financial condition.”

Holders of the notes will be effectively subordinated to all SBA Communications’ Subsidiaries’ indebtedness and obligations which may also be accelerated as a result of a Change of Control and will rank junior in right of payment with the 8.25% Notes and the 5.75% Notes, which SBA Telecommunications will be required to repurchase upon a Change of Control. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

SBA Communications will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by SBA Communications and purchases all notes properly tendered and not withdrawn under such Change of Control Offer. In addition, notwithstanding the occurrence of a Change of Control Triggering Event, SBA Communications will not be obligated to make a Change of Control Offer in the event it has exercised its rights to redeem all of the outstanding notes as provided under “Optional Redemption.” A Change of Control Offer may be made in advance of a Change of Control and conditioned upon such Change of Control Triggering Event if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer. The provisions under the indenture relating to SBA Communications’ obligation to make an offer to repurchase the notes as a result of a Change of Control Triggering Event may be waived or modified with the written consent of the Holders of a majority in principal amount of the notes then outstanding.

The definition of Change of Control includes phrases relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of (i) the assets of SBA Communications and its Restricted Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require SBA Communications to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of SBA Communications and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain. See “Risk Factors—Risks Related to the Notes—Investors may not be able to determine when a change of control triggering event giving rise to their right to have the notes repurchased by SBA has occurred following a sale of “substantially all” of the assets of SBA and its restricted subsidiaries.”

Asset Sales

SBA Communications will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) SBA Communications (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) fair market value is determined by the board of directors of SBA Communications (or the Restricted Subsidiary, as the case may be) and evidenced by a resolution of such board of directors; and

(3) except in the case of a Qualified Asset Exchange, at least 75% of the consideration received in such Asset Sale by SBA Communications or such Restricted Subsidiary is in the form of cash or Cash Equivalents.

For purposes of clause (3) above only, each of the following shall be deemed to be cash:

(a)	any liabilities, as shown on SBA Communications’ or such Restricted Subsidiary’s most recent balance sheet, of SBA Communications or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Guarantee of the notes) that are assumed by the transferee of any assets pursuant to a customary novation agreement that releases SBA Communications or the Restricted Subsidiary from further liability;

(b)	any securities, notes or other obligations received by SBA Communications or any Restricted Subsidiary from the transferee that are converted by SBA Communications or the Restricted into cash within 90 days of the applicable Asset Sale, to the extent of the cash received in that conversion; and

(c)	any Designated Noncash Consideration received by SBA Communications or any of its Restricted Subsidiaries in an Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause, not to exceed the greater of $150.0 million or 7.5% of Consolidated Net Tangible Assets in the aggregate at any time outstanding (with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value).

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, SBA Communications or the Restricted Subsidiary may apply those Net Proceeds to:

(1)	reduce non-subordinated Indebtedness of SBA Communications;

(2)	reduce Indebtedness or Excluded Capital Lease Obligations of any of SBA Communications’ Restricted Subsidiaries (including by way of SBA Communications or a Restricted Subsidiary acquiring outstanding Indebtedness of any Restricted Subsidiary to be held by SBA Communications or a Restricted Subsidiary to redemption or maturity of such Indebtedness);

(3)	acquire all or substantially all the assets of a Permitted Business;

(4)	make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person and results in SBA Communications or a Restricted Subsidiary owning more than 50% of such Person, such acquisition results in such Person becoming a Restricted Subsidiary of SBA Communications unless designated an Unrestricted Subsidiary by SBA Communications);

(5)	make an investment in any one or more businesses, properties or assets that replace the properties or assets that are the subject of such Asset Sale; and/or

(6)	make capital expenditures or acquire other long-term assets (including long-term land use easements, ground leases and similar land rights) that are used or useful in a Permitted Business, provided that, after giving effect thereto, SBA Communications or its Restricted Subsidiaries is the owner of such assets or such expenditure or acquisition constitutes a Permitted Investment;

provided that in the case of clauses (3), (4), (5) and (6) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as SBA Communications or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within nine months after the end of the 365-day period (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled, terminated or otherwise not consummated during such period for any reason, then any such unapplied Net Proceeds shall upon such event constitute Excess Proceeds.

Pending the final application of any Net Proceeds, SBA Communications may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraphs (whether by election or the passage of time) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, SBA Communications will be required to make an offer to all Holders of the notes, and all holders of other pari passu Indebtedness of SBA Communications containing provisions similar to those set forth in the indenture relating to the notes with respect to offers to purchase or redeem with the proceeds from any Asset Sale, to purchase the maximum principal amount of the notes and such other pari passu Indebtedness of SBA Communications that may be purchased out of the Excess Proceeds (an “Asset Sale Offer”). The offer price in any Asset Sale Offer will be payable in cash and will be 100% of the principal amount of any notes and pari passu Indebtedness, plus accrued and unpaid interest, if any, and Additional Interest, if any, to the date of purchase. Each Asset Sale Offer will be made in accordance with the procedures set forth in the indenture and the other pari passu Indebtedness of SBA Communications. If any Excess Proceeds remain after consummation of an Asset Sale Offer, SBA Communications may use the remaining Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and the other pari passu indebtedness of SBA Communications tendered into the Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of the Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

SBA Communications will comply with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations to the extent those laws and regulations are applicable to any Asset Sale Offer. If the provisions of any of the applicable securities laws or securities regulations conflict with the provisions of the covenant described above, SBA Communications will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described above by virtue of the compliance.

Certain Covenants

Changes in Covenants When Notes Rated Investment Grade

If on any date following the Issue Date:

(1)	the notes are rated Baa3 or better by Moody’s and BBB- or better by Standard & Poor’s (or, if either such entity ceases to rate the notes for reasons outside of the control of SBA Communications, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act (registered as such pursuant to Rule 17g-1 of the Exchange Act), selected by SBA Communications as a replacement agency); and

(2)	no Default or Event of Default shall have occurred and be continuing,

then, beginning on that day and subject to the provisions of the following paragraph, the covenants specifically listed under the following captions in this prospectus will be suspended with respect to the notes:

(1)	“Repurchase at the Option of Holders—Asset Sales;”

(2)	“—Restricted Payments;”

(3)	“—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(4)	“—Dividend and Other Payment Restrictions Affecting Subsidiaries;”

(5)	“—Transactions with Affiliates;”

(6)	clause (2)(d) of the covenant described below under the caption “—Merger, Consolidation or Sale of Assets;” and

(7)	“—-Business Activities.”

During any period that the foregoing covenants have been suspended, SBA Communications’ board of directors may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the second paragraph of the definition of “Unrestricted Subsidiary.”

Notwithstanding the foregoing, if the rating assigned to the notes by either such rating agency should subsequently decline to below Baa3 by Moody’s or BBB- by Standard & Poor’s, respectively (or if either such agency ceases to rate the notes, the equivalent investment grade credit rating from another nationally recognized statistical rating organization), the foregoing covenants will be reinstituted as of and from the date of such rating decline. Calculations under the reinstated “Restricted Payments” covenant will be made as if the “Restricted Payments” covenant had been in effect since the Issue Date except that no default will be deemed to have occurred solely by reason of a Restricted Payment made while that covenant was suspended. Notwithstanding that the suspended covenants may be reinstated, no default will be deemed to have occurred as a result of a failure to comply with such suspended covenants during any period such covenants have been suspended. There can be no assurance that the notes will ever achieve an investment grade rating or that any such rating will be maintained.

Restricted Payments

SBA Communications will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any other payment or distribution (whether in cash, securities or other property) on account of SBA Communications’ or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving SBA Communications or any of its Restricted Subsidiaries) or to the direct or indirect holders of SBA Communications’ or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of SBA Communications or to SBA Communications or a Restricted Subsidiary of SBA Communications and if such Restricted Subsidiary is not a wholly owned Subsidiary, to its other holders of Common Equity Interests on a pro rata basis);

(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving SBA Communications) any Equity Interests of SBA Communications or any direct or indirect parent of SBA Communications (other than (i) any such Equity Interests owned by SBA Communications or any of its Restricted Subsidiaries or (ii) any acquisition of Equity Interests deemed to occur upon the exercise of options or restricted stock rights if such Equity Interests represent a portion of the exercise price thereof or taxes due in connection therewith);

(3)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes (other than intercompany Indebtedness), except a payment of interest or a payment of principal at the Stated Maturity (or within one year of final maturity); or

(4)	make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) occurring since the Issue Date, being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default has occurred and is continuing or would occur as a consequence of the Restricted Payment; and

(2)	Consolidated Indebtedness to Annualized Consolidated Adjusted EBITDA Ratio would have been no greater than 9.5 to 1, calculated on a pro forma basis giving effect to such Restricted Payment and (x) removing the financial results that would otherwise be included in such calculations in respect of any Property Disposed of after such date and on or prior to the date of making such Restricted Payment and (y) including the financial results that would otherwise be excluded in such calculations in respect of any Property acquired after such date and on or prior to the date of making such Restricted Payment.

The preceding provisions will not prohibit:

(1)	the payment of any dividend within 60 days after the date of declaration of that dividend if at said date of declaration such payment would have complied with the provisions of the indenture;

(2)	the making of any Restricted Payment in exchange for, or out of the net cash proceeds from the sale (other than to a Subsidiary of SBA Communications) of, Equity Interests of SBA Communications (other than any Disqualified Stock);

(3)	the defeasance, redemption, repurchase, or other acquisition of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4)	the payment of any dividend by a Restricted Subsidiary of SBA Communications to the Holders of such Restricted Subsidiary’s Equity Interests on a pro rata basis;

(5)

the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of SBA Communications or any Restricted Subsidiary of SBA Communications held by any member of SBA Communications’ (or any of its Restricted Subsidiaries’) management pursuant to any management equity subscription agreement, restricted stock arrangement, or stock option or similar agreement in effect as of the Issue

Date; provided that the aggregate price paid for all of the repurchased, redeemed, acquired or retired Equity Interests pursuant to this clause (5) may not exceed $25 million in any fiscal year (with unused amounts in any fiscal year being carried over to the succeeding fiscal year);

(6)	the purchase of any Permitted Convertible Note Hedge and the exercise, settlement, or early termination thereof, or any cash payment made in connection with the exercise, settlement, or early termination of any Permitted Warrant;

(7)	other Restricted Payments in an aggregate amount not to exceed $100 million; or

(8)	cash payments, in lieu of fractional shares issuable as dividends on Equity Interests of SBA Communications or its Restricted Subsidiaries in an amount, when taken together with all other cash payments made pursuant to this clause (8) since the issuance of the notes, not to exceed $500,000.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued by SBA Communications or the applicable Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any property, assets or Investments required by this covenant to be valued will be valued by the board of directors of SBA Communications or the applicable Restricted Subsidiary that is making the Restricted Payment, as the case may be, and shall be delivered to the trustee.

As set forth below under “Certain Definitions-Unrestricted Subsidiary,” the board of directors of SBA Communications may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by SBA Communications and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of the designation. All of those outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of the Investments at the time of such designation. Such designation will only be permitted if the Restricted Payment would be permitted at the time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The board of directors of SBA Communications may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if the designation would not cause a Default.

Incurrence of Indebtedness and Issuance of Preferred Stock

SBA Communications will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt) and SBA Communications will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided that SBA Communications may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock and SBA Communications’ Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue preferred stock if, in each case, the Consolidated Indebtedness to Annualized Consolidated Adjusted EBITDA Ratio at the time of incurrence of the Indebtedness or the issuance of the Disqualified Stock or preferred stock, after giving pro forma effect to such incurrence or issuance as of such date and to the use of proceeds from such incurrence or issuance as if the same had occurred at the beginning of the most recently ended fiscal quarter of SBA Communications for which internal financial statements are available, would have been no greater than 9.5 to 1.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness or the issuance of any of the following items of Disqualified Stock or preferred stock (collectively, “Permitted Debt”):

(1)	the incurrence by SBA Communications or any of its Restricted Subsidiaries of Indebtedness under the Revolving Credit Facility in an aggregate principal amount (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of SBA Communications and its Restricted Subsidiaries thereunder) at any one time outstanding not to exceed $250.0 million;

(2)	the incurrence by SBA Communications or its Restricted Subsidiaries of the Existing Indebtedness (other than Indebtedness described in clauses (1) and (4) of this paragraph);

(3)	the incurrence by SBA Communications of the Indebtedness represented by the notes to be issued on the Issue Date (other than additional notes) and the Exchange Notes issued in exchange therefor;

(4)	the incurrence by SBA Communications or any of its Restricted Subsidiaries of Indebtedness since the Issue Date represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of SBA Communications or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred by SBA Communications and its Restricted Subsidiaries (measured at the time of such incurrence) pursuant to this clause (4), not to exceed the greater of (a) $50 million and (b) 2.0% of the Consolidated Net Tangible Assets;

(5)	the incurrence by SBA Communications or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund Indebtedness of SBA Communications or any of its Restricted Subsidiaries or Disqualified Stock of SBA Communications (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), this clause (5) or clause (9) of this paragraph;

(6)	the incurrence by SBA Communications or any of its Restricted Subsidiaries of intercompany Indebtedness between or among SBA Communications and any of its Restricted Subsidiaries; provided, however, that if SBA Communications is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes and that:

(A)	any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than SBA Communications or a Restricted Subsidiary; and

(B)	any sale or other transfer of any such Indebtedness to a Person that is not either SBA Communications or a Restricted Subsidiary;

shall be deemed, in each case, to constitute an incurrence of the Indebtedness by SBA Communications or the Restricted Subsidiary, as the case may be;

(7)	the incurrence by SBA Communications or any of its Restricted Subsidiaries of Indebtedness arising under Hedging Obligations, provided that such Hedging Obligations were incurred for the purpose of fixing or hedging (i) interest rate risk or (ii) currency exchange risk, and, in either case, not for speculative purposes;

(8)	the guarantee by SBA Communications or any of its Restricted Subsidiaries of Indebtedness of SBA Communications or a Restricted Subsidiary of SBA Communications that was permitted to be incurred by another provision of the indenture;

(9)	the incurrence or assumption of Acquired Debt of (x) SBA Communications or a Restricted Subsidiary incurred to finance an acquisition or (y) Persons that are acquired by SBA Communications or any Restricted Subsidiary or merged into SBA Communications or a Restricted Subsidiary in accordance with the terms of the indenture; provided that, in the case of any incurrence pursuant to this clause (9), as a result of such acquisition by SBA Communications or one of its Restricted Subsidiaries, the Consolidated Indebtedness to Annualized Consolidated Adjusted EBITDA Ratio at the time of incurrence of such Acquired Debt, after giving pro forma effect to such incurrence as if the same had occurred at the beginning of the most recently ended fiscal quarter of SBA Communications for which internal financial statements are available and (x) removing the financial results that would otherwise be included in such calculations in respect of any Property Disposed of after such date and on or prior to the date of making such acquisition and (y) including the financial results that would otherwise be excluded in such calculations in respect of Property acquired after such date and on or prior to the date of making such acquisition, would have been either (i) no greater than 9.5 to 1 or (ii) less than the Consolidated Indebtedness to Annualized Consolidated Adjusted EBITDA Ratio for the same period without giving pro forma effect to such incurrence;

(10)	Indebtedness owed to credit card companies which are used to pay operating expenses associated with Towers and Services Business and letters of credit to secure such Indebtedness in an aggregate amount not exceeding $500,000 at any one time outstanding;

(11)	the incurrence by SBA Communications or any of its Restricted Subsidiaries of any Indebtedness in respect of (A) performance bonds, bankers’ acceptances, letters of credit, surety or appeal bonds or similar instruments provided by SBA Communications or any Restricted Subsidiary in the ordinary course of business, (B) the financing of insurance premiums in the ordinary course of business or (C) netting, overdraft protection and other arrangements arising under standard business terms of any bank at which SBA Communications or any Restricted Subsidiary maintains an overdraft, cash pooling or other similar facility or arrangement;

(12)	the incurrence by SBA Communications or any of its Restricted Subsidiaries of any Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five business days of its incurrence;

(13)	the incurrence by SBA Communications or any of its Restricted Subsidiaries of any Indebtedness consisting of indemnification, adjustment of purchase price, earn-out or similar obligations of SBA Communications or any Restricted Subsidiary, in each case incurred in connection with the acquisition or disposition of any assets, business or Person by SBA Communications or any Restricted Subsidiary;

(14)	the incurrence by SBA Communications or any of its Restricted Subsidiaries of any Guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisers and licensees;

(15)	the incurrence by Foreign Subsidiaries which have been designated Restricted Subsidiaries of additional Indebtedness, the proceeds of which are used for ordinary course business purposes, in an aggregate principal amount, at any time outstanding, not to exceed $25 million; and

(16)	the incurrence by SBA Communications or any of its Restricted Subsidiaries since the Issue Date of additional Indebtedness and/or the issuance by SBA Communications of Disqualified Stock in an aggregate principal amount, accreted value or liquidation preference, as applicable, taken together with all other Indebtedness incurred pursuant to this clause (16), at any time outstanding, not to exceed $50 million.

The indenture also provides that SBA Communications will not incur any Indebtedness that is contractually subordinated in right of payment to any other Indebtedness of SBA Communications unless such Indebtedness is also contractually subordinated in right of payment to the notes on substantially identical terms; provided, however, that no Indebtedness of SBA Communications will be deemed to be contractually subordinated in right of payment to any other indebtedness of SBA Communications solely by virtue of being unsecured.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (16) above or is entitled to be incurred pursuant to the first paragraph of this covenant, SBA Communications will, in its sole discretion, classify (or later reclassify in whole or in part) such item of Indebtedness in any manner that complies with this covenant. Accrual of interest, accretion or amortization of original issue discount and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

Liens

SBA Communications will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness or trade payables on any asset or property (including Equity Interests of Restricted Subsidiaries of SBA Communications) directly held by SBA Communications or any Restricted Subsidiary now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens, without providing that the notes shall be secured equally and ratably with (or senior in priority with respect to subordinated obligations) the obligations so secured for so long as such obligations are so secured.

Dividend and Other Payment Restrictions Affecting Subsidiaries

SBA Communications will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions to SBA Communications on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits (it being understood that the priority of any preferred stock in receiving dividends or liquidating distributions prior to the Common Stock shall not be deemed a restriction on the ability to make dividends on the Capital Stock);

(2)	pay any indebtedness owed to any Restricted Subsidiary (it being understood that the subordination of loans or advances by SBA Communications or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances);

(3)	make loans or advances to any Restricted Subsidiary; or

(4)	transfer any of its properties or assets to any Restricted Subsidiary.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	Existing Indebtedness as in effect on the Issue Date, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that either (i) such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the applicable series of Existing Indebtedness as in effect on the Issue Date or (ii) SBA Communications or the Restricted Subsidiary incurring the debt, as the case may be, determines that any such encumbrance or restriction will not materially affect SBA Communications’ ability to pay interest or principal, when due, on the notes (which determination shall be made in the good faith judgment of the board of directors of SBA Communications or the applicable Restricted Subsidiary incurring such Indebtedness, as the case may be;

(2)	Indebtedness of any Restricted Subsidiary under any Credit Facility that is permitted to be incurred or outstanding pursuant to the covenant under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” provided that such Credit Facility and Indebtedness contain only such encumbrances and restrictions on such Restricted Subsidiary’s ability to engage in the activities set forth in clauses (1) through (4) of the preceding paragraph as are, at the time such Credit Facility is entered into or amended, modified, restated, renewed, increased, supplemented, refunded, replaced or refinanced, ordinary and customary for a Credit Facility of that type as determined in the good faith judgment of the board of directors of SBA Communications or the applicable Restricted Subsidiary incurring such Indebtedness, as the case may be;

(3)	encumbrances and restrictions applicable to any Unrestricted Subsidiary, as the same are in effect as of the date on which the Subsidiary becomes a Restricted Subsidiary, and as the same may be amended, modified, restated, renewed, increased, supplemented, refunded, replaced or refinanced; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to the dividend and other payment restrictions than those contained in the applicable series of Indebtedness of such Subsidiary as in effect on the date on which such Subsidiary becomes a Restricted Subsidiary;

(4)	any Indebtedness incurred in compliance with the covenant under the heading “—Incurrence of Indebtedness and Issuance of Preferred Stock” or any agreement pursuant to which such Indebtedness is issued if the encumbrance or restriction applies only in the event of a payment default or default with respect to a financial covenant contained in the Indebtedness or agreement and the encumbrance or restriction is not materially more disadvantageous to the Holders of the notes than is customary in comparable financings (as determined by SBA Communications) and SBA Communications determines that any such encumbrance or restriction will not materially affect SBA Communications’ ability to pay interest or principal on the notes;

(5)	the indenture governing the notes (including the Exchange Notes);

(6)	encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order;

(7)

any instrument governing Indebtedness or Capital Stock of a Person acquired by SBA Communications or any of its Restricted Subsidiaries as in effect at the time that Person is acquired by SBA Communications (except to the extent the Indebtedness was incurred in connection with or in contemplation of the acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, the Indebtedness was permitted by the terms of the indenture to be incurred, and provided further that any such encumbrance or restriction shall not extend to any assets or property of SBA Communications or any other Restricted Subsidiary other than the assets and property so acquired;

(8)	customary non-assignment provisions in leases, licenses, easements or similar arrangements entered into in the ordinary course of business;

(9)	purchase money obligations for property acquired in the ordinary course of business of the nature described in clause (4) in the second paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” on the property so acquired or under Excluded Capital Lease Obligations with respect to the property subject thereto;

(10)	any agreement for the sale of a Restricted Subsidiary that restricts that Restricted Subsidiary pending its sale;

(11)	Permitted Refinancing Indebtedness, provided that either (i) the restrictions contained in the agreements governing the Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced or (ii) SBA Communications determines that any such encumbrance or restriction will not materially affect SBA Communications’ ability to pay interest or principal, when due, on the notes (which determination shall be made in the good faith judgment of the board of directors of SBA Communications or of the applicable Restricted Subsidiary incurring the Indebtedness, as the case may be);

(12)	Liens permitted to be incurred pursuant to the provisions of the covenant described under the caption “—Liens” that limit the right of the debtor to transfer the assets subject to such Liens;

(13)	customary provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements or arrangements;

(14)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(15)	Indebtedness permitted to be incurred pursuant to clause (15) of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” provided, that SBA Communications determines that any such encumbrance or restriction will not materially affect SBA Communications’ ability to pay interest or principal, when due, on the notes (which determination shall be made in the good faith judgment of the board of directors of SBA Communications or of the applicable Restricted Subsidiary incurring the Indebtedness, as the case may be).

Merger, Consolidation or Sale of Assets

SBA Communications may not

(1)	consolidate or merge with or into (whether or not SBA Communications is the surviving corporation) another corporation, Person or entity; or

(2)	sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another corporation, Person or entity,

unless, in either such case:

(a)	either:

(A)	SBA Communications is the surviving corporation; or

(B)	the entity or the Person formed by or surviving any such consolidation or merger (if other than SBA Communications) or to which the sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a Person (which, if not a corporation, includes a corporate co-issuer) organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(b)	the entity or Person formed by or surviving any such consolidation or merger (if other than SBA Communications) or the entity or Person to which the sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of SBA Communications under the notes and the indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the trustee;

(c)	immediately after such transaction no Default exists or Event of Default shall have occurred and be continuing;

(d)	except in the case of:

(A)	a merger of SBA Communications with or into a Wholly Owned Restricted Subsidiary of SBA Communications; and

(B)	a merger entered into solely for the purpose of reincorporating SBA Communications in another jurisdiction:

(x)	in the case of a merger or consolidation in which SBA Communications is the surviving corporation, the Consolidated Indebtedness to Annualized Consolidated Adjusted EBITDA Ratio at the time of the transaction, after giving pro forma effect to the transaction as of such date for balance sheet purposes and as if the transaction had occurred at the beginning of the most recently ended fiscal quarter of SBA Communications for which internal financial statements are available for income statement purposes, would have been (i) no greater than 9.5 to 1 or (ii) less than the Consolidated Indebtedness to Annualized Consolidated Adjusted EBITDA Ratio for the same period without giving pro forma effect to such transaction; or

(y)	in the case of any other such transaction, the Consolidated Indebtedness to Annualized Consolidated Adjusted EBITDA Ratio of the entity or Person formed by or surviving any such consolidation or merger (if other than SBA Communications), or to which the sale, assignment, transfer, lease, conveyance or other disposition shall have been made, at the time of the transaction, after giving pro forma effect to the transaction as of such date for balance sheet purposes and as if such transaction had occurred at the beginning of the most recently ended fiscal quarter of such entity or Person for which internal financial statements are available for income statement purposes, would have been (i) no greater than 9.5 to 1 or (ii) less than the Consolidated Indebtedness to Annualized Consolidated Adjusted EBITDA Ratio for the same period without giving pro forma effect to such transaction; provided that for purposes of determining the Consolidated Indebtedness to Annualized Consolidated Adjusted EBITDA Ratio of any entity or Person for purposes of this clause (y) the entity or Person will be substituted for SBA Communications in the definition of Consolidated Indebtedness to Annualized Consolidated Adjusted EBITDA Ratio and the defined terms included therein under the caption “Certain Definitions;” and

(e)	SBA Communications shall have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture.

Transactions with Affiliates

SBA Communications will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of SBA Communications involving aggregate payments of consideration in excess of $10.0 million (each of the foregoing, an “Affiliate Transaction”), unless:

(1)	such Affiliate Transaction is on terms that are no less favorable to SBA Communications or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by SBA Communications or such Restricted Subsidiary with an unrelated Person;

(2)	a majority of the disinterested members of the board of directors of SBA Communications or of the Restricted Subsidiary entering into the Affiliate Transaction, as the case may be, approve the transaction; and

(3)	SBA Communications delivers to the trustee an officers’ certificate certifying that the Affiliate Transaction complies with clause (1) above and that the Affiliate Transaction has been approved as required by clause (2) above.

Notwithstanding the foregoing, the following items will not be deemed to be Affiliate Transactions:

(1)	any employment arrangements with any executive officer of SBA Communications or a Restricted Subsidiary that is entered into by SBA Communications or any of its Restricted Subsidiaries in the ordinary course of business and consistent with compensation arrangements of similarly situated executive officers at comparable companies engaged in Permitted Businesses;

(2)	transactions between or among SBA Communications and/or its Restricted Subsidiaries;

(3)	payment of reasonable and customary directors’ fees;

(4)	Restricted Payments that are permitted by the provisions of the indenture described above under the caption “—Restricted Payments” or are permitted pursuant to the definition of Permitted Investments and loans or advances to employees made in the ordinary course of business and consistent with past practices;

(5)	the issuance or sale of Equity Interests (other than Disqualified Stock) of SBA Communications;

(6)	payments of customary fees by SBA Communications or any of its Restricted Subsidiaries to any independent investment bank or Affiliate of an independent investment bank made for any corporate advisory services or financial advisory, financing, underwriting or placement services or in respect of other investment banking activities including, without limitation, in connection with acquisitions or divestitures, which are approved by a majority of SBA Communications’ board of directors in good faith;

(7)	transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of the business of SBA Communications and its Restricted Subsidiaries and otherwise in compliance with the terms of the indenture; provided that in the reasonable determination of SBA Communications, such transactions are on terms that are no less favorable to SBA Communications or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by SBA Communications or such Restricted Subsidiary with an unrelated Person; and

(8)	any agreement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date).

Sale and Leaseback Transactions

SBA Communications will not enter into any sale and leaseback transaction with any Person in respect of any real or personal property which has been or is to be sold or transferred by SBA Communications to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of SBA Communications; provided that SBA Communications may enter into a sale and leaseback transaction if:

(1)	SBA Communications could have:

(a)	incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(b)	incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “—Liens;” and

(2)	the transfer of assets in the sale and leaseback transaction is permitted by, and SBA Communications applies the proceeds of such transaction in compliance with, the covenant described above under the caption “Repurchase at the Option of Holders—Asset Sales.”

Limitation on Issuances of Guarantees of Indebtedness

SBA Communications will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of SBA Communications unless such Subsidiary simultaneously executes and delivers a supplemental indenture to the indenture governing the notes providing for the Guarantee of the payment of the notes by such Subsidiary, which Guarantee shall be senior to or pari passu with such Subsidiary’s Guarantee of or pledge to secure such other Indebtedness. Notwithstanding the foregoing, any Guarantee by a Subsidiary of the notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon any sale, exchange or transfer, to any Person other than a Subsidiary of SBA Communications, of all of SBA Communications’ stock in, or all or substantially all the assets of, such Subsidiary, which sale, exchange or transfer is made in compliance with the applicable provisions of the indenture governing the notes.

Business Activities

SBA Communications will not, and will not permit any Subsidiary to, engage in any business other than Permitted Businesses, except to the extent as would not be material to SBA Communications and its Subsidiaries taken as a whole.

Reports

The indenture provides that notwithstanding that SBA Communications may not be subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the Commission, so long as any notes are outstanding, SBA Communications will furnish to the holders of the notes or cause the trustee to furnish to the holders of the notes, within the time periods (including any extensions thereof) specified in the Commission’s rules and regulations;

(1)	all quarterly and annual reports that would be required to be filed with the Commission on Forms 10-Q and 10-K if SBA Communications were required to file such reports; and

(2)	all current reports that would be required to be filed with the Commission on Form 8-K if SBA Communications were required to file such reports;

provided, however, that SBA Communications shall not be so obligated to file such reports with the Commission if the Commission does not permit such filing, in which event SBA Communications will make available such information to prospective purchasers of the notes, in addition to providing such information to the trustee and the holder, in each case within 15 days after the time SBA Communications would be required to file such information with the Commission if it were subject to Section 13 or 15(d) of the Exchange Act.

In addition, to the extent not satisfied by the foregoing, SBA Communications agrees that, for so long as any notes remain outstanding, it will furnish to the holders of the notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following when used in the indenture with respect to the notes constitutes an “Event of Default” under the indenture with respect to the notes:

(1)	default for 30 days in the payment when due of interest on, or Additional Interest, if any, with respect to the notes;

(2)	default in payment when due of the principal of or premium, if any, on the notes;

(3)	failure by SBA Communications or any of the Restricted Subsidiaries to comply with the provisions described under the caption “Certain Covenants—Merger, Consolidation or Sale of Assets” or failure by SBA Communications to consummate a Change of Control Offer or Asset Sale Offer in accordance with the provisions of the indenture applicable to the offers;

(4)	failure by SBA Communications or any of the Restricted Subsidiaries to perform any other covenant in the indenture, other than a covenant specified in clauses (1), (2) or (3) above or that does not relate to the notes, that continues for 60 days (or 120 days in the case of a failure to comply with the reporting obligations described under the caption “Certain Covenants—Reports”) after notice to comply;

(5)	default under any Indebtedness for money borrowed by SBA Communications or any of its Significant Subsidiaries, or the payment of which is guaranteed by SBA Communications or any of its Significant Subsidiaries, whether such Indebtedness or guarantee now exists, or is created after the Issue Date, which default

(a)	is caused by a failure to pay principal of or premium, if any, interest on, if any, or Additional Interest, if any, with respect to the Indebtedness prior to the expiration of the grace period provided in such indebtedness on the date of the default (a “Payment Default”); or

(b)	results in the acceleration of the Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more;

(6)	failure by SBA Communications or any of its Significant Subsidiaries to pay final judgments aggregating (net of amounts covered by insurance policies) in excess of $20.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; or

(7)	certain events of bankruptcy or insolvency described in the indenture with respect to SBA Communications or any of its Restricted Subsidiaries.

However, a Default under clause (4) above will not constitute an Event of Default until the trustee under the indenture or the Holders of 25% in principal amount of the outstanding notes notify SBA Communications of the Default and SBA Communications does not cure such Default within the time specified after receipt of such notice

If any Event of Default occurs and is continuing, the trustee under the indenture or the Holders of at least 25% in principal amount of the then outstanding notes and the trustee may, and the trustee at the request of such holders shall, declare all the notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to SBA Communications, all outstanding notes will become due and payable without further action or notice. Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the trustee under the indenture in its exercise of any trust or power.

An Event of Default for a particular series does not necessarily constitute a default of any other series of notes under the indenture.

The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee under the indenture may on behalf of the Holders of all notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on, or Additional Interest, if any, with respect to, or the principal of, the notes.

The indenture provides that if a Default occurs and is continuing and is known to the trustee, the trustee must mail to each Holder of the notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, interest on, if any, or Additional Interest, if any, with respect to any note, the trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the Holders of the notes. In addition, SBA Communications is required to deliver to the trustee, within 90 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred with respect to any notes during the previous year. SBA Communications is also required to deliver to the trustee, promptly after the occurrence thereof, written notice of any event that would constitute a Default, the status thereof and what action SBA Communications is taking or proposes to take in respect thereof.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of SBA Communications, as such, shall have any liability for any obligations of SBA Communications under the notes, the indenture, or the registration rights agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

SBA Communications may, at its option and at any time, elect to have all of its obligations discharged with respect to notes outstanding (“Legal Defeasance”) except for:

(1)	the rights of Holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest on, or Additional Interest, if any, with respect to the notes when such payments are due from the trust referred to below;

(2)	SBA Communications’ obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee, and SBA Communications’ obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the indenture.

In addition, SBA Communications may, at its option and at any time, elect to have its obligations with respect to certain covenants that are described in the indenture (“Covenant Defeasance”) released and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events described under “Events of Default and Remedies,” but not including nonpayment and bankruptcy, receivership, rehabilitation and insolvency events, will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the notes:

(1)	SBA Communications must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, interest and Additional Interest, if any, on outstanding notes to the stated maturity or redemption date, as the case may be, and SBA Communications must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2)	in the case of Legal Defeasance, SBA Communications shall have delivered to the trustee under the indenture an opinion of counsel in the United States reasonably acceptable to the trustee confirming that:

(a)	SBA Communications has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b)	since the Issue Date, there has been a change in the applicable federal income tax law;

in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, SBA Communications shall have delivered to the trustee under the indenture an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default shall have occurred and be continuing either:

(a)	on the date of such deposit, other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit; or

(b)	insofar as Events of Default from bankruptcy or insolvency events with respect to SBA Communications are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument, other than the indenture, to which SBA Communications or any of its Restricted Subsidiaries is a party or by which SBA Communications or any of its Restricted Subsidiaries is bound;

(6)	SBA Communications must have delivered to the trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(7)	SBA Communications must deliver to the trustee under the indenture an officers’ certificate stating that the deposit was not made by SBA Communications with the intent of preferring the Holders of one or more classes of notes over the other creditors of SBA Communications with the intent of defeating, hindering, delaying or defrauding creditors of SBA Communications or others; and

(8)	SBA Communications must deliver to the trustee under the indenture an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as described in the two paragraphs below, the Holders of a majority in principal amount of the notes outstanding can, with respect to the notes then outstanding:

(1)	consent to any amendment or supplement to the indenture with respect to the notes; and

(2)	waive any existing default under, or the compliance with any provisions of, the indenture or the notes.

Consents and waivers obtained in connection with a purchase of, or tender offer or exchange offer for, notes shall be included for purposes of the previous sentence.

Without the consent of each Holder of the notes, an amendment or waiver with respect to any notes held by a non-consenting Holder of such notes may not:

(1)	reduce the principal amount of the notes;

(2)	change the fixed maturity of the notes or alter the provisions with respect to the redemption of the notes, but not any required repurchase in connection with an Asset Sale Offer or Change of Control Offer, of the notes;

(3)	reduce the rate or change the method of calculating the interest rate of or extend the time for payment of interest on the notes;

(4)	waive a Default or Event of Default in the payment of principal of or premium with respect to the notes, if any, or interest on, or Additional Interest, if any, with respect to the notes, excluding a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of such notes and a waiver of the payment default that resulted from such acceleration;

(5)	make the notes payable in money other than that stated in the notes;

(6)	make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of any notes to receive payments of principal of or premium, if any, or interest on, or Additional Interest, if any, with respect to the notes;

(7)	waive a redemption payment, but not any payment upon a required repurchase in connection with an Asset Sale Offer or Change of Control Offer, with respect to the notes; or

(8)	make any change in the foregoing amendment and waiver provisions.

Notwithstanding the foregoing, without the consent of any Holder of the notes, SBA Communications and the trustee may amend or supplement the indenture or the notes to:

(1)	cure any ambiguity, omission, defect or inconsistency;

(2)	provide for uncertificated notes in addition to or in place of certificated notes;

(3)	provide for the assumption by a successor corporation of SBA Communications’ obligations to Holders of notes in the case of a merger or consolidation of SBA Communications;

(4)	make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights of any notes under the indenture in any material respect;

(5)	comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; or

(6)	conform the text of the indenture or the notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended (as evidenced by an officers’ certificate) to be a verbatim recitation of a provision of the indenture or the notes.

Concerning the Trustee

The indenture contains certain limitations on the rights of the trustee, should it become a creditor of SBA Communications, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The Holders of a majority in principal amount of the notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee under the indenture with respect the notes, subject to certain exceptions. The indenture provides that if an Event of Default occurs and is not cured with respect to the notes, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless that Holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this prospectus may obtain a copy of the Indenture and the Registration Rights Agreement without charge by writing to SBA Communications Corporation, 5900 Broken Sound Parkway NW, Boca Raton, FL 33487, Attention: Chief Financial Officer.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“1.875% Notes” means the 1.875% Convertible Senior Notes Due 2013 issued by SBA.

“8.25% Notes” means the 8.25% senior notes due 2019 issued by SBA Telecommunications, Inc. and guaranteed by SBA Communications.

“4.0% Notes” means the 4.0% Convertible Senior Notes Due 2014 issued by SBA Communications.

“5.75% Notes” means the 5.75% senior notes due 2020 issued by SBA Telecommunications, Inc. and guaranteed by SBA Communications.

“Acceptable Commitment” has the meaning set forth under the caption “Repurchase at the Option of Holders—Asset Sales.”

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of such Person or any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person or in connection with the acquisition of the assets of such Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person or such Person acquiring assets; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Interest” means all additional interest then owing pursuant to the Registration Rights Agreement related to the notes dated as of the Issue Date, between SBA Communications and the initial purchasers.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Annualized Consolidated Adjusted EBITDA” for any fiscal quarter means Consolidated Adjusted EBITDA for the most recently ended quarter for which internal financial statements are available multiplied by four.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback); provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of SBA Communications and its Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “Repurchase at the Option of Holders—Change of Control Triggering Event” and/or the provisions described above under the caption “Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)	the issue or sale by SBA Communications or any of its Restricted Subsidiaries of Equity Interests of any of SBA’s Subsidiaries (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than SBA Communications or a Restricted Subsidiary), in the case of either clause (1) or (2), whether in a single transaction or a series of related transactions:

(a)	that have a fair market value in excess of $10.0 million; or

(b)	for net proceeds in excess of $10.0 million.

Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales:

(1)	a transfer of assets by SBA Communications to a Restricted Subsidiary or by a Restricted Subsidiary to SBA Communications or to another Restricted Subsidiary;

(2)	an issuance of Equity Interests by a Subsidiary to SBA Communications or to another Restricted Subsidiary;

(3)	a transfer or issuance of Equity Interests of an Unrestricted Subsidiary to an Unrestricted Subsidiary; provided, however, that such transfer or issuance does not result in a decrease in the percentage of ownership of the voting securities of such transferee Unrestricted Subsidiary that are collectively held by SBA Communications and its Subsidiaries;

(4)	a Restricted Payment that is permitted by the covenant described above under the caption “Certain Covenants—Restricted Payments;”

(5)	the sale of inventory and/or grants of leases or licenses in the ordinary course of business;

(6)	disposals of Cash Equivalents, or Investment Securities in the ordinary course of business;

(7)	any disposition of property or equipment that has become damaged, worn out or obsolete or that is no longer useful in the conduct of the business of SBA Communications and its Restricted Subsidiaries disposed of in the ordinary course of business;

(8)	dispositions in connection with the foreclosure of any Lien not prohibited by the indenture;

(9)	licenses or sublicenses of intellectual property;

(10)	any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind; and

(11)	any disposition arising from foreclosure, condemnation or similar action with respect to any property or other assets (including without limitation sales of accounts receivable to collection agencies), or exercise of termination rights under any lease, license, concession or other agreement.

“Asset Sale Offer” has the meaning set forth above under the caption “Repurchase at the Option of Holders—Asset Sales.”

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of Interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1)	securities issued or directly and fully guaranteed or insured by the United States government, or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition;

(2)	certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thompson Bank Watch Rating of “B” or better;

(3)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1) and (2) above entered into with any financial institution meeting the qualifications specified in clause (2) above;

(4)	commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Group and in each case maturing within twelve months after the date of acquisition; and

(5)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (4) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)	the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of SBA Communications and its Restricted Subsidiaries, taken as a whole, to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act));

(2)	the adoption of a plan relating to the liquidation or dissolution of SBA Communications; or

(3)	SBA Communications becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the “beneficial owner” (as, such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the voting power of the Voting Stock of SBA Communications (measured by voting power rather than number of shares).

“Change of Control Offer” has the meaning set forth above under the caption “Repurchase at the Option of Holders—Change of Control Triggering Event.”

“Change of Control Payment” has the meaning set forth above under the caption “Repurchase at the Option of Holders—Change of Control Triggering Event.”

“Change of Control Payment Date” has the meaning set forth above under the caption “Repurchase at the Option of Holders—Change of Control Triggering Event.”

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Ratings Decline.

“Commission” means the U.S. Securities and Exchange Commission.

“Consolidated Adjusted EBITDA” for any period means Consolidated Net Income for such period plus, to the extent such item was deducted in calculating such Consolidated Net Income, without duplication, the sum of:

(1) provision for taxes based on income, profits or capital of SBA Communications and its Restricted Subsidiaries for such period, including franchise taxes, plus

(2) Consolidated Interest Expense of SBA Communications and its Restricted Subsidiaries for such period determined in accordance with GAAP, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest expense, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, amortization of gain or loss from previously settled Hedge Agreements and net payments (if any) pursuant to Hedge Agreements), plus

(3) all preferred stock dividends paid or accrued in respect of SBA Communications’ and its Restricted Subsidiaries’ preferred stock to Persons other than SBA Communications or a Wholly Owned Subsidiary of SBA Communications other than preferred stock dividends paid by SBA Communications in shares of preferred stock that is not Disqualified Stock, plus

(4) depreciation, accretion, amortization (including amortization of goodwill and other intangibles) and other non-cash expenses, including non-cash compensation and non-cash ground lease expense, (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period) of SBA Communications and its Restricted Subsidiaries for such period, plus

(5) any reasonable expenses and charges related to any Permitted Investment, acquisition or disposition permitted under the indenture (in each case, whether or not successful), plus

(6) restructuring charges of such Person and its Restricted Subsidiaries, plus

(7) net loss on early retirement of debt; plus

(8) asset impairment expense; plus

(9) acquisition related expenses of SBA Communications and its Restricted Subsidiaries which, in accordance with GAAP, are expensed and included within operating expenses, minus

(10) non-cash items increasing such Consolidated Net Income for such period (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period), including but not limited to non-cash leasing revenue, minus

(11) interest income of SBA Communications and its Restricted Subsidiaries for such period, minus

(12) net gains on early retirement of debt,

in each case determined on a pro forma basis after giving effect to all acquisitions or dispositions of assets made by SBA Communications or any Restricted Subsidiary from the beginning of such period through and including the date on which Consolidated Adjusted EBITDA is determined (including any related financing transactions) as if such acquisitions and dispositions had occurred at the beginning of such period. For purposes of making the computation referred to above, (A) acquisitions that have been made by SBA Communications or any Restricted Subsidiary, including through mergers or consolidations and including any related financing transactions, during such period or subsequent to such period and on or prior to such date of determination shall be deemed to have occurred on the first day of such period, (B) the Consolidated Adjusted EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to such date of determination, shall be excluded and (C) any such pro forma calculation may include adjustments appropriate, in the reasonable determination of SBA Communications, to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from any acquisition; provided that the aggregate amount of projected operating expense reductions, operating improvements and synergies included in any such pro forma calculation shall not exceed $10.0 million for any quarter.

For the purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination.

“Consolidated Indebtedness” means, as of any date of determination, the aggregate of the following, on a consolidated basis:

(1)	the total amount of Indebtedness of SBA Communications and its Restricted Subsidiaries; plus

(2)	the total amount of Indebtedness of any other Person, to the extent that such Indebtedness has been Guaranteed by SBA Communications or one or more of its Restricted Subsidiaries; plus

(3)	the aggregate liquidation value of all Disqualified Stock of such Person and all preferred stock of Restricted Subsidiaries of such Person.

Consolidated Indebtedness shall not include Indebtedness of SBA Communications or any Restricted Subsidiary that is purchased, in tender offers, open market purchases or privately negotiated transactions, by SBA Communications or a Restricted Subsidiary (which, for the avoidance of doubt, shall not include Acquired Debt) and which is to be held by SBA Communications or a Restricted Subsidiary to redemption or maturity of such Indebtedness.

“Consolidated Indebtedness to Annualized Consolidated Adjusted EBITDA Ratio” means, as of the date of determination, the ratio of:

(1)	Consolidated Indebtedness on such date to

(2)	Annualized Consolidated Adjusted EBITDA as of such date.

“Consolidated Interest Expense” for any period means the total interest expense of such Person and its Restricted Subsidiaries for such period with respect to all outstanding Indebtedness of such Person and its Restricted Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

“Consolidated Net Income” for any period means the aggregate of the Net Income of SBA Communications and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that, the Net Income (and net loss) of any Person that is accounted for by the equity method of accounting shall be excluded, except that such Net Income shall be included but only to the extent of the amount of dividends or distributions paid in cash to SBA Communications or a Restricted Subsidiary thereof.

“Consolidated Net Tangible Assets” means, as of any date of determination, the consolidated total assets of SBA Communications and its Restricted Subsidiaries determined in accordance with GAAP as of the end of SBA Communications’ most recent fiscal quarter for which internal financial statements are available, less the sum of (1) all current liabilities and (2) all goodwill, trade names, trademarks, patents, organization expense, unamortized debt discount and expense and other similar intangibles properly classified as intangibles in accordance with GAAP.

“Convertible Senior Notes” means the 1.875% convertible senior notes of SBA Communications due May 1, 2013 in the initial aggregate face amount of $550,000,000 or any refinancing thereof, and the 4.0% convertible senior notes of SBA due October 1, 2014 in the initial aggregate face amount of $500,000,000 or any refinancing thereof.

“Covenant Defeasance” has the meaning set forth above under the caption “Legal Defeasance and Covenant Defeasance.”

“Credit Facilities” means, with respect to SBA Communications or any Restricted Subsidiary, one or more debt facilities, including the agreements governing our Revolving Credit Facility or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit, bankers’ acceptances and other similar obligations or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, replacements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Noncash Consideration” means the fair market value of noncash consideration received by SBA Communications or any Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an officer’s certificate, setting forth the basis of such valuation less the amount of cash or cash equivalents received in connection with a subsequent sale of or collection on such Designated Noncash Consideration.

“Disposition” means, with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; and the terms ‘Dispose” and Disposed of” shall have correlative meanings.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in each case, at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require SBA Communications to repurchase such Capital Stock upon the occurrence of a Change of Control Triggering Event or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that SBA Communications may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described under the caption “Certain Covenants—Restricted Payments.”

“Equity Interests” means Capital Stock, and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private primary offering for cash of common stock of SBA Communications (other than public offerings of common stock registered on Form S-8 or any successor form and other than an issuance to a Subsidiary).

“Excess Proceeds” has the meaning set forth above under the caption “Repurchase at the Option of Holders—Asset Sales.”

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Exchange Notes” means the notes offered in an exchange offer pursuant to the indenture.

“Excluded Capital Lease Obligations” shall mean Capital Lease Obligations (or obligations pursuant to consolidated variable interest entities accounting that would otherwise be reflected as a liability) in respect of interests in real property on which cell towers of SBA Communications or a Subsidiary of SBA Communications are located in an aggregate principal amount not to exceed $50.0 million at any one time outstanding.

“Existing Indebtedness” means Indebtedness of SBA Communications and its Restricted Subsidiaries in existence, and in such amount as is outstanding, on the Issue Date.

“Foreign Subsidiary” means any Subsidiary of SBA Communications that is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as such are in effect on the Issue Date.

“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

“Hedge Agreements” means, with respect to any Person, all interest rate swaps, caps or collar agreements or similar arrangements entered into by such Person designed to protect such Person against fluctuations in interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedge Agreements.

“Holder” means a Person in whose name a note is registered.

“Indebtedness” means, with respect to any Person (on any date of determination, without duplication), any indebtedness of such Person (i) in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker’s acceptances, (ii) representing Capital Lease Obligations (other than Excluded Capital Lease Obligations), (iii) in respect of the balance deferred and unpaid of the purchase price of any property or (iv) representing any Hedging Obligations, but solely to the extent of any payment that has become due and payable, except in each case, (a) any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet of such Person prepared in accordance with GAAP, (b) any deferred purchase consideration or earn-out obligation, to the extent reflected as a liability on the balance sheet of such Person in accordance with GAAP, (c) all Indebtedness of others secured by a Lien on any asset of such Person whether or not such Indebtedness is assumed by such Person (the amount of such Indebtedness as of any date being deemed to be the lesser of the value of such property or assets as of such date or the principal amount of such Indebtedness of such other Person so secured) and (d) to the extent not otherwise included, the Guarantee by such Person of any Indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be the outstanding balance at such date of all unconditional obligations described above; provided that, in the case of any Indebtedness issued with original issue discount, the amount of such Indebtedness will be the accreted value thereof.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If SBA Communications or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of SBA Communications or a Restricted Subsidiary issues any of its Equity Interests such that, in each case, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, SBA Communications shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “Certain Covenants—Restricted Payments.”

“Investment Securities” means, with respect to any Person, all Investments that are held for sale.

“Issue Date” means the date on which the notes offered hereby are originally issued under the indenture.

“Legal Defeasance” has the meaning set forth above under the caption “Legal Defeasance and Covenant Defeasance.”

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” with respect to any Person for any fiscal quarter means the net income (loss) of such Person for such period, determined in accordance with GAAP, excluding, however, (i) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (a) any Asset Sale outside the ordinary course of business (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Subsidiaries or the write off of any deferred financing fees or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries, (ii) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss and (iii) the cumulative effect of a change in accounting principles.

“Net Proceeds” means the aggregate cash proceeds received by SBA Communications or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

(1)	the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof;

(2)	taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements);

(3)	amounts required to be applied to the repayment of Indebtedness (other than Indebtedness under a Credit Facility) or Excluded Capital Lease Obligations secured by a Lien on the asset or assets that were the subject of such Asset Sale;

(4)	all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale;

(5)	the deduction of appropriate amounts provided by the seller as a reserve in accordance with GAAP against any liabilities associated with the assets disposed of in such Asset Sale and retained by SBA Communications or any Restricted Subsidiary after such Asset Sale; and

(6)	without duplication, any reserves that the board of directors of SBA Communications or of the applicable Restricted Subsidiary entering into the Asset Sale, as the case may be, determines in good faith should be made in respect of the sale price of such asset or assets for post closing adjustments;

provided that in the case of any reversal of any reserve referred to in clause (5) or (6) above, the amount so reversed shall be deemed to be Net Proceeds from an Asset Sale as of the date of such reversal.

“Payment Default” has the meaning set forth above under the caption “Events of Default and Remedies.”

“Permitted Business” means any business conducted by SBA Communications and its Restricted Subsidiaries on the Issue Date and any other business reasonably related, ancillary or complementary to any such business.

“Permitted Convertible Note Hedge” means any net-settled call options or capped call options referencing the Capital Stock of SBA Communications purchased by SBA Communications (1) in connection with the issuance of convertible or exchangeable debt securities by SBA Communications to hedge its obligations to deliver Capital Stock of SBA Communications and/or pay cash under such Indebtedness or (2) to hedge the obligations of SBA Communications to deliver Capital Stock of SBA Communications and/or pay cash under any then outstanding convertible notes.

“Permitted Investment” means:

(1)	any Investment in SBA Communications or in a Restricted Subsidiary of SBA Communications;

(2)	any Investment in cash and Cash Equivalents;

(3)	any Investment by SBA Communications or any Restricted Subsidiary of SBA Communications in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of SBA Communications; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, SBA Communications or a Restricted Subsidiary of SBA Communications;

(4)	any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “Repurchase at the Option of Holders—Asset Sales;”

(5)	any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of SBA Communications;

(6)	receivables created in the ordinary course of business;

(7)	loans or advances to employees made in the ordinary course of business since the Issue Date not to exceed $5.0 million at any one time outstanding (loans and advances that are forgiven shall continue to be deemed outstanding);

(8)	securities and other assets received in settlement of trade debts or other claims arising in the ordinary course of business;

(9)	Investments since the Issue Date of up to an aggregate of $100.0 million outstanding (each such Investment being measured as of the date made and without giving effect to subsequent changes in value);

(10)	other Investments in Permitted Businesses since the Issue Date not to exceed an amount equal to $10.0 million plus 2.5% of SBA Communications’ Consolidated Net Tangible Assets at any one time outstanding (each such Investment being measured as of the date made and without giving effect to subsequent changes in value);

(11)	stock, obligations, securities or other Investments received in settlement of debts created in the ordinary course of business and owing to, or of other claims asserted by, SBA Communications or any Restricted Subsidiary, in satisfaction of judgments, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments, including in connection with any bankruptcy proceeding or other reorganization of another Person;

(12)	Hedging Obligations permitted under clause (7) of the second paragraph of the covenant described under “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(13)	pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under the covenant described under “Certain Covenants—Liens;”

(14)	Guarantees issued in accordance with the covenant described under “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(15)	any Investment deemed to result from variable interest entities accounting in respect of lease payments made with respect to interests in real property on which cell towers of SBA Communications or a Subsidiary of SBA Communications are located; and

(16)

any Investment by SBA Communications or any Restricted Subsidiary of SBA Communications in a Person to the extent such Investment exists on the Issue Date, and any extension, modification or renewal of any such Investment existing on the Issue Date, but only to the extent not involving additional advances, contributions or other

Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date).

“Permitted Liens” means:

(1)	Liens existing on the Issue Date;

(2)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(3)	carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(4)	pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(5)	deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, and deposits to secure obligations under contracts to purchase towers or other related assets;

(6)	easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of SBA Communications or any of its Restricted Subsidiaries;

(7)	Liens securing Indebtedness permitted to be incurred under clause (4) of the second paragraph of the covenant described above under the caption “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(8)	Liens securing Indebtedness under the Senior Credit Facility or the Securitization Arrangements permitted to be incurred under clause (1), (2) or (5) of the second paragraph of the covenant described under the caption “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(9)	Liens incurred in the ordinary course of business of SBA Communications since the Issue Date with respect to obligations that do not exceed $15.0 million at any one time outstanding and that:

(a)	are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade, credit in the ordinary course of business); and

(b)	do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by SBA Communications or such Restricted Subsidiary;

(10)	Liens on property at the time SBA Communications acquires such property, including any acquisition by means of a merger or consolidation with or into SBA Communications; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens do not extend to any other property of SBA Communications (plus improvements, accessions, proceeds or dividends or distributions in respect thereof);

(11)	Pledges of stock or other equity interests of SBA Communications direct Subsidiaries securing Indebtedness permitted to be incurred under the covenant described under the caption “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(12)	Liens to secure any amendments, supplements, modifications, extensions, renewals, restatements, replacements or refundings (or successive amendments, supplements, modifications, extensions, renewals, restatements, replacements or refundings), in whole or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (1), (7), (8) and (10); provided, however, that (A) such new Lien will be limited to all or part of the same property that secured the original Lien (plus improvements, accessions, proceeds or dividends or distributions in respect thereof); and (B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of: (1) the outstanding principal amount, or, if issued with original issue discount, the aggregate accreted value of, or, if greater, the committed amount of the Indebtedness secured by Liens described under clauses (1), (7), (8) or (10) at the time such original Lien became a Permitted Lien under the indenture governing the notes; and (ii) an amount necessary to pay any fees, underwriting discounts and other costs and expenses, including premiums, related to such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings;

(13)	Liens securing judgments for the payment of money not constituting an Event of Default under clause (6) under the caption “Events of Default and Remedies” so long as such Liens are adequately bonded;

(14)	any interest or title of a lessor under any lease entered into by SBA Communications or any Restricted Subsidiary in the ordinary course of its business and covering only the assets so leased (including landlord’s Liens on any property placed on the property subject to such lease);

(15)	Liens on cash deposits not exceeding an aggregate amount equal to $500,000 to secure Indebtedness permitted by clause (11) of the definition of Permitted Debt; and

(16)	Liens on assets of SBA Communications or any Restricted Subsidiary securing Indebtedness and other obligations in an aggregate principal amount that, when taken together with all other obligations secured by Liens pursuant to this clause (16), do not exceed the amount of Indebtedness permitted to be incurred under the first paragraph of the covenant entitled “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”.

“Permitted Refinancing Indebtedness” means any Indebtedness of SBA Communications or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease, repurchase or refund other Indebtedness of SBA Communications or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)	the principal amount (or initial accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of expenses and prepayment premiums incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has (i) a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or (ii) a final maturity date later than 90 days after the scheduled final maturity of the notes;

(3)	if the Indebtedness being extended, refinanced/renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes on terms at least as favorable to the holders of the notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4)	such Indebtedness is incurred by SBA Communications if SBA Communications was the sole obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Permitted Warrant” means any call option in respect of Capital Stock of SBA Communications sold by SBA Communications concurrently with any Permitted Convertible Note Hedge.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Qualified Asset Exchange” means any transaction in which SBA Communications or one of its Restricted Subsidiaries exchanges assets for Qualified Tower Assets and, if applicable an amount of cash or Cash Equivalents where the fair market value of the Qualified Tower Assets and , if applicable, an amount of cash or Cash Equivalents received by SBA Communications and its Restricted Subsidiaries in such exchange is at least equal to the fair market value of the assets disposed of in such exchange; provided, that, the board of directors of SBA Communications or the Restricted Subsidiary entering into the Qualified Asset Exchange, as the case may be, shall determine (which determination shall be made in the good faith judgment of such board of directors) the “fair market value” of the Qualified Tower Assets to be received and of the assets to be disposed of in such exchange and a copy of such resolution shall be set forth in an officers’ certificate delivered to the trustee.

“Qualified Tower Assets” means wireless communications towers, actual or potential communications sites, distributed antenna system networks and other assets used or usable in a Permitted Business or Equity Interests in any Person whose principal business is a Permitted Business.

“Ratings Agencies” means (1) Moody’s and S&P or (2) if either S&P or Moody’s ceases to rate the notes or ceases to make a rating on the notes publicly available, an entity, selected by SBA Communications, registered as a “nationally recognized statistical rating organization” (within the meaning of Section 3(a)(62) under the Exchange Act) (registered as such pursuant to Rule 17g-1 of the Exchange Act) then making a rating on the notes publicly available (as certified by an Officer’s Certificate), which shall be substituted for S&P or Moody’s, as the case may be.

“Ratings Decline” means the rating of the notes by both Ratings Agencies decreases by one or more gradations (including gradations within ratings categories as well as between rating categories) or is withdrawn on, or within 90 days after the earlier of: (i) the date of the public notice of the occurrence of a Change of Control or (ii) public notice of the intention by us or any third-party to effect a Change of Control (which period shall be extended for so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Ratings Agencies if such period exceeds 90 days).

“Registration Rights Agreement” means the agreement between SBA Communications and the initial purchasers, whereby SBA Communications will agree for the benefit of the holders of the notes that they will use its reasonable best efforts to file with the Commission and cause to become effective a registration statement relating to an offer to exchange the notes for issues of notes registered with the Commission.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Revolving Credit Facility” means that certain senior secured revolving credit facility established pursuant to the Senior Credit Agreement.

“S&P” means Standard & Poor’s Ratings Services or any successor to the rating agency business thereof.

“SBA” means SBA Communications Corporation.

“Securitization Arrangements” means, collectively, the transactions and agreements, relating to and including the (i) Management Agreement, dated as of November 18, 2005, by and among SBA Properties, Inc., SBA Network Management, Inc. and SBA Senior Finance, Inc., and the Joinder and Amendment to Management Agreement, dated November 6, 2006, thereto, (ii) the Amended and Restated Loan and Security Agreement, dated as of November 18, 2005, by and between SBA Properties, Inc., additional borrower or borrowers that may become a party thereto, and SBA CMBS 1 Depositor LLC., (iii) the Third Loan and Security Agreement Supplement and Amendment, dated as of April 16, 2010, by and among SBA Properties, Inc., SBA Sites, Inc. and SBA Structures, Inc., as Borrowers, and Midland Loan Services, Inc., as Servicer on behalf of Deutsche Bank Trust Company Americas, as Trustee, (iv) the Fourth Loan and Security Agreement Supplement and Amendment, dated as of April 16, 2010, by and among SBA Properties, Inc., SBA Sites, Inc. and SBA Structures, Inc. as Borrowers and Midland Loan Services, Inc. as Servicer on behalf of Deutsche Bank Trust Company Americas, as Trustee, and (v) the Fifth Loan and Security Agreement Supplement and Amendment, dated as of August 9, 2012 among SBA Properties, Inc., SBA Sites, Inc. and SBA Structures, Inc., as Borrowers, and Midland Loan Services, Inc., as Servicer on behalf of Deutsche Bank Trust Company Americas, as Trustee.

“Senior Credit Agreement” means that certain Amended and Restated Credit Agreement, among SBA Senior Finance II, as borrower, the several lenders from time to time parties thereto, Toronto Dominion (Texas) LLC, as administrative agent, JPMorgan Chase Bank, N.A., as term loan syndication agent, Barclays Capital, as co-term loan syndication agent, RBS Securities Inc., as revolving facility syndication agent, Wells Fargo Bank, National Association, as co-revolving facility syndication agent, The Royal Bank of Scotland plc and Wells Fargo Bank, National Association, as co-term loan documentation agents, Citibank, N.A. and JPMorgan Chase Bank, N.A., as co-revolving facility documentation agents, and the other agents thereto, as amended by the first amendment thereto dated May 9, 2012, and the second amendment thereto, dated May 9, 2012, including any further amendments, guarantees, supplements, modifications, extensions, renewals, restatements, replacements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain covenants—Incurrence of indebtedness and issuance of preferred stock”) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Services Business” means the site acquisition, site development and site construction businesses of SBA Communications and its Subsidiaries.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership:

(a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person; or

(b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Tower” means any wireless transmission tower or similar structure, and related assets that are located on the site of such wireless transmission tower, owned by SBA Communications or any of its Subsidiaries or leased by SBA Communications or any of its Subsidiaries pursuant to a lease required to be classified and accounted for as a capital lease on the balance sheet of SBA Communications and its Subsidiaries under GAAP.

“Unrestricted Subsidiary” means (1) the Foreign Subsidiaries, unless otherwise designated a Restricted Subsidiary by SBA Communications, (2) any other Subsidiary of SBA Communications that is designated by the board of directors as an Unrestricted Subsidiary and (3) any Subsidiary of an Unrestricted Subsidiary.

The board of directors of SBA Communications may designate any Subsidiary an Unrestricted Subsidiary, pursuant to a board resolution; but only to the extent that such Subsidiary or any of its Subsidiaries:

(1)	is not party to any agreement, contract, arrangement or understanding with SBA Communications or any Restricted Subsidiary of SBA Communications unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to SBA Communications or such Restricted Subsidiary than those that might be obtained, at the time from Persons who are not Affiliates of SBA Communications;

(2)	is a Person with respect to which neither SBA Communications nor any of its Restricted Subsidiaries has any direct or indirect obligation;

(a)	to subscribe for additional Equity Interests of such Person; or

(b)	to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(3)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness or Excluded Capital Lease Obligations of SBA Communications or any of its Restricted Subsidiaries; and

(4)	to the extent that such Subsidiary has any Indebtedness that has been guaranteed by either SBA Communications or any Restricted Subsidiary, at the time of designation, SBA Communications has the ability to incur such Indebtedness as of such date under the covenant described above under the caption “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

Any such designation by the board of directors shall be evidenced to the trustee by filing with the trustee a certified copy of the board resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption “Certain Covenants—Restricted Payments.” Any Subsidiary of an Unrestricted Subsidiary that was properly designated an Unrestricted Subsidiary shall also constitute an Unrestricted Subsidiary.

If, at any time, any Subsidiary designated as an Unrestricted Subsidiary by SBA Communications’ board of directors pursuant to clause 3 above would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of that Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of SBA Communications as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described above under the caption “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” SBA Communications shall be in default of such covenant).

The board of directors of SBA Communications may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary and the board of directors of any Restricted Subsidiary may designate any of its Subsidiaries that is an Unrestricted Subsidiary to be a Restricted Subsidiary; provided that the designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of SBA Communications of any outstanding Indebtedness of such Unrestricted Subsidiary and the designation shall only be permitted if:

(1)	such Indebtedness is permitted under the covenant described above under the caption “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the reference quarter; and

(2)	no Default or Event of Default would occur or be in existence following such designation.

Any such designation by the relevant board of directors shall be evidenced to the trustee by filing with the trustee a certified copy of the board resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing conditions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying:

(a)	the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof; by

(b)	the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

Book-Entry Settlement and Clearance

The Global Notes

The Exchange Notes will be issued in the form of several registered notes in global form without interest coupons, which we refer to as the global notes.

Upon issuance, each of the global notes will be deposited with the trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of Cede & Co., as nominee of DTC. Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC, or DTC participants, or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•

upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the initial purchasers; and

•

ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in the temporary Regulation S global notes will initially be credited within DTC to Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, on behalf of the owners of these interests. During the Distribution Compliance Period described below, beneficial interests in the temporary Regulation S global note may be:

•	held only through Euroclear or Clearstream; and

•	transferred only to non-U.S. persons under Regulation S, qualified institutional buyers under Rule 144A or institutional accredited investors.

After the Distribution Compliance Period ends, beneficial interests in temporary Regulation S global notes may be exchanged for beneficial interests in the permanent Regulation S global note upon certification that those interests are owned either by non-U.S. persons or by U.S. persons who purchased those interests pursuant to an exemption from, or in transactions not subject to, the registration requirements of the Securities Act.

Investors may hold their interests in the permanent Regulation S global notes directly through Euroclear or Clearstream, if they are participants in those systems, or indirectly through organizations that are participants in those systems. After the Distribution Compliance Period ends, investors may also hold their interests in the permanent Regulation S global notes through organizations other than Euroclear or Clearstream that are DTC participants. Each of Euroclear and Clearstream will appoint a DTC participant to act as its depositary for the interests in the Regulation S global notes that are held within DTC for the account of each settlement system on behalf of its participants.

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Each global note and beneficial interests in each global note will be subject to restrictions on transfer as described under “Transfer Restrictions.”

Exchanges Among the Global Notes

The Distribution Compliance Period ended 40 days after September 28, 2012.

Beneficial interests in one global note may generally be exchanged for interests in another global note. Depending on whether the transfer is being made during or after the Distribution Compliance Period, and to which global note the transfer is being made, the trustee may require the seller to provide certain written certifications in the form provided in the indenture. In addition, in the case of a transfer of interests to an institutional accredited investor, the trustee may require the buyer to deliver a representation letter in the form provided in the indenture that states, among other things, that the buyer is not acquiring notes with a view to distributing them in violation of the Securities Act.

A beneficial interest in a global note that is transferred to a person who takes delivery through another global note will, upon transfer, become subject to any transfer restrictions and other procedures applicable to beneficial interests in the other global note.

Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC, Euroclear and Clearstream. We provide the following summaries of those operations and procedures solely for the convenience of investors. The information in this section concerning DTC, Euroclear and Clearstream and their book-entry systems has been obtained from sources that we believe to be reliable, but neither we nor the initial purchasers take any responsibility for or make any representation or warranty with respect to the accuracy of this information. DTC, Euroclear and Clearstream are under no obligation to follow the procedures described herein to facilitate the transfer of interest in global notes among participants and account holders of DTC, Euroclear and Clearstream, and such procedures may be discontinued or modified at any time. None of SBA, the trustee or any paying agent will have any responsibility for the performance of DTC, Euroclear and Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium, if any, and interest and additional interest, if any, with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note.

Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems. Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the trustee that we elect to cause the issuance of certificated notes; or

•	certain other events provided in the indenture should occur.

Registration Rights

On September 28, 2012, the closing date of the issuance of the Original Notes, SBA entered into a registration rights agreement with J.P. Morgan Securities LLC, as representatives of the several initial purchasers. In that agreement, SBA agreed for the benefit of the holders of the Original Notes that it would use its reasonable best efforts to file with the Commission and cause to become effective a registration statement relating to offers to exchange Original Notes for issues of notes registered with the Commission, or the Exchange Notes, with terms identical to Original Notes (except that the Exchange Notes will not be subject to restrictions on transfer or to any increase in annual interest rate as described below).

When the Commission declares the exchange offer registration statement effective, SBA will offer the exchange notes in return for the notes. The exchange offer will remain open for at least 20 business days (or longer if required by applicable law) after the date we mail notice of the exchange offer to the holders of the notes. For each note surrendered to us under the exchange offer, the holders of the notes will receive an exchange note of equal principal amount. Interest on each exchange note will accrue (1) from the last interest payment date on which interest was paid on the note surrendered in exchange therefor, or (2) if no interest has been paid on the note, from the closing date of this offering. A holder of notes that participates in the exchange offer will be required to make certain representations to us (as described in the registration rights agreement). Under existing interpretations of the SEC contained in several no-action letters to third parties, the exchange notes (and the related note guarantees) will generally be freely transferable after the exchange offer without further registration under the Securities Act, except that any broker-dealer that participates in the exchange must deliver a prospectus meeting the requirements of the Securities Act when it resells the exchange notes.

We agreed to make available, during the period required by the Securities Act, a prospectus meeting the requirements of the Securities Act for use by participating broker-dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale of exchange notes. Notes not tendered in the exchange offer will bear interest at the rate set forth in the notes and be subject to all the terms and conditions specified in the indenture, including transfer restrictions, but will not retain any rights under the registration rights agreement (including with respect to increases in annual interest rate described below) after the consummation of the exchange offer.

In the event that (i) Telecommunications and SBACC determine that a registered exchange offer is not available or may not be completed because it would violate any applicable law or applicable interpretations of the staff of the Commission or, (ii) the exchange offer is not for any other reason completed by the 360th day following the closing date, or, (iii) upon receipt of a written request from any initial purchaser representing that it holds registrable securities that are or were ineligible to be exchanged in the Exchange Offer, then Telecommunications and SBACC will use their reasonable best efforts to cause to be filed as soon as practicable after such determination or registration request, as the case may be, a shelf registration statement relating to resales of the notes and to have such shelf registration become effective. Telecommunications and SBACC agreed to use reasonable best efforts to keep the shelf registration statement effective until the expiration of the time period referred to in Rule 144 under the Securities Act, or such shorter period that will terminate when all notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement (the “shelf effectiveness period”). Telecommunications and SBACC will, in the event of such a shelf registration, provide to each participating holder of notes copies of a prospectus, notify each participating holder of notes when the shelf registration statement has become effective and take certain other actions to permit resales of the notes. A holder of notes that sells notes under the shelf registration statement generally will be required to make certain representations to us (as described in the registration rights agreement), to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder of notes (including certain indemnification obligations). Holders of notes will also be required to suspend their use of the prospectus included in the shelf registration statement under specified circumstances upon receipt of notice from us. Under applicable interpretations of the staff of the Commission, our affiliates will not be permitted to exchange their notes for registered notes in the exchange offer.

If the exchange offer has not been completed or a shelf registration statement is required because a registered exchange offer is not available and is not declared effective, on or prior to the 360th day following the closing date (the “target registration date”), then the interest rate on the principal amount of the notes will be increased by (i) a rate of 0.25% per annum for the first 90-day period following the target registration date and (ii) an additional 0.25% per annum with respect to each subsequent 90-day period thereafter, until the exchange offer is completed or the shelf registration statement, if required, becomes effective, up to a maximum increase of 1.00% per annum.

Any amounts of additional interest due will be payable in cash on the same original interest payment dates as interest on the notes is payable. The exchange notes will be accepted for clearance through DTC.

This summary of the provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, copies of which are available from us upon request.

Material United States Federal Income and Estate Tax Consequences

General

The following discussion summarizes the material U.S. federal income and, in the case of Non-U.S. Holders (as defined below), estate tax consequences of the purchase, ownership and disposition of the notes as of the date of this prospectus. This summary deals only with notes purchased for cash upon original issuance at the price indicated on the cover of this prospectus. This summary is written only for holders that will hold their notes as “capital assets” within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). Each prospective holder is urged to consult its tax advisor regarding the U.S. federal, state, local and foreign income and other tax consequences of the ownership, sale, or other disposition of the notes.

This summary is based on the provisions of the Code, Treasury Regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change (possibly retroactively). No rulings have been or will be sought from the Internal Revenue Service (“IRS”) with respect to any of the U.S. federal income tax consequences discussed below. The discussion below is not binding on the IRS or the courts and, accordingly, the IRS or a court may take contrary positions. This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular holders in light of their individual circumstances, such as holders subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, tax-exempt organizations, regulated investment companies, real estate investment trusts, traders in securities that have elected the mark-to-market method of accounting for their securities, persons liable for alternative minimum tax, “controlled foreign corporations,” “passive foreign investment companies” and United States expatriates), persons that will hold the notes as a part of a straddle, hedge, conversion, constructive sale or an integrated transaction for U.S. federal income tax purposes, partnerships or persons who are investors in partnerships (or other pass-through entities for U.S. federal income tax purposes) or U.S. Holders (as defined below) that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ materially from those summarized below. In addition, this summary does not discuss any foreign, state or local tax considerations.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of a note that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation or other entity treated as a corporation for U.S. federal income tax purposes, created in or organized under the law of the United States or any state or political subdivision thereof, (iii) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and with respect to which one or more United States persons have the authority to control all substantial decisions of the trust, or (B) that has in effect a valid election under applicable Treasury Regulations to be treated as a United States person. A beneficial owner of a note that is not a U.S. Holder or a partnership (or another pass- through entity) for U.S. federal income tax purposes is referred to herein as a “Non-U.S. Holder.” If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of notes, the treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A holder of notes that is an entity treated as a partnership for U.S. federal income tax purposes and partners in such a partnership are urged to consult their tax advisors about the U.S. federal income tax consequences of holding and disposing of notes.

Exchange of Original Notes for Exchange Notes

The exchange of Original Notes for Exchange Notes pursuant to the Exchange Offer will not constitute a taxable event to holders. Rather, the Exchange Notes will be treated as a continuation of the Original Notes for federal income tax purposes, and are referred to together as “notes” in this summary of federal income tax consequences. Consequently, no gain or loss will be recognized by a holder upon receipt of an Exchange Note, the holding period of the Exchange Note will include the holding period of the Original Note, and the initial basis of the Exchange Note will be the same as the basis of the Original Note immediately before the exchange.

Certain Additional Payments

In certain circumstances, we may be required to make additional payments on the notes. Pursuant to applicable Treasury Regulations, we believe that the likelihood of us making any such additional payments is considered remote and/or incidental, and therefore should not cause the notes to be treated as contingent payment debt instruments for U.S. federal income tax purposes. Our determination is binding on all holders, other than a holder that discloses its differing position in a statement attached to its timely filed U.S. federal income tax return for the taxable year during which such holder acquired a note. However, there can be no assurance that the IRS will agree with our determination, or that our position would be sustained if challenged by the IRS. This summary assumes that the notes will not be treated as contingent payment debt instruments for U.S. federal income tax purposes. Each holder is urged to consult its tax advisor regarding the potential application to the notes of the contingent payment debt instrument rules and the consequences thereof.

U.S. Holders

Payments of interest. Generally, “qualified stated interest” on a note will be taxable to a U.S. Holder as ordinary interest income (in accordance with the holder’s regular method of accounting for U.S. federal income tax purposes) at the time such payments are accrued or received. The term “qualified stated interest” means stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer), at least annually over the entire term of the note at a single fixed rate or, subject to certain conditions, based on one or more interest indices. The stated interest on the notes will be qualified stated interest.

Sale, exchange, retirement or other taxable disposition of the notes. Upon a sale, exchange, retirement or other taxable disposition of notes, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between the amount realized on the disposition (other than an amount attributable to accrued but unpaid qualified stated interest, which will be taxable as ordinary interest income as discussed above to the extent not previously included in income) and the U.S. Holder’s adjusted tax basis in such notes. A U.S. Holder’s adjusted tax basis in a note generally will be equal to the cost of the note to such U.S. Holder. Generally, any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the notes is more than one year at the time of disposition. For non-corporate U.S. Holders, long-term capital gains generally will be subject to reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

Legislation regarding medicare tax. With respect to taxable years beginning after December 31, 2012, certain U.S. Holders, including individuals and estates and trusts, will be subject to an additional 3.8% Medicare tax on all or a portion of their “net investment income,” which may include interest and net gains from the disposition of notes. U.S. Holders are urged to consult their own tax advisors regarding the implications of the additional Medicare tax resulting from an investment in the notes.

Non-U.S. Holders

Interest. Subject to the discussion below with respect to FATCA and the discussion below with respect to backup withholding, all payments of interest on the notes made to a Non-U.S. Holder, will be exempt from U.S. federal withholding tax under the “portfolio interest rule,” provided that: (i) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) such Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, (iii) such Non-U.S. Holder is not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code, (iv) such Non-U.S. Holder certifies, under penalties of perjury, to us or our paying agent on IRS Form W-8BEN (or appropriate substitute form) that it is not a United States person and provides its name, address and certain other required information or certain other certification requirements are satisfied and (v) interest paid on the notes is not effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States.

If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest made to such Non-U.S. Holder will be subject to the 30% U.S. federal withholding tax unless such Non-U.S. Holder provides us with a properly executed (i) IRS Form W-8BEN (or appropriate substitute form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (ii) IRS Form W-8ECI (or appropriate substitute form) stating that interest paid or accrued on the notes is not subject to U.S. federal withholding tax because it is effectively connected with the conduct of a trade or business in the United States.

Sale, exchange, retirement or other disposition of the notes. Subject to the discussion below with respect to FATCA and the discussion below concerning backup withholding and except with respect to amounts attributable to accrued but unpaid qualified stated interest, which will be taxable as described above under “—Interest,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on the receipt of payments of principal on a note, or on any gain recognized upon the sale, exchange, retirement or other disposition of a note, unless in the case of any such gain (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States and, if a treaty applies (and the Non-U.S. Holder complies with applicable certification and other requirements to claim treaty benefits), is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States (as described below under “—Income Effectively Connected with a U.S. Trade or Business”) or (ii) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met.

Income Effectively Connected with a U.S. Trade or Business. If a Non-U.S. Holder of notes is engaged in a trade or business in the United States, and if interest on the notes or gain realized on the sale, exchange, retirement or other disposition of the notes is effectively connected with the conduct of such trade or business (and if required by an applicable income tax treaty, is attributable to a United States permanent establishment), the Non-U.S. Holder generally will be subject to U.S. federal income tax on such income or gain, as applicable, in generally the same manner as if the Non-U.S. Holder were a U.S. Holder. Payments of interest, or gain realized on the sale, exchange or other disposition of the notes, that are effectively connected with a U.S. trade or business (and, if an income tax treaty applies, attributable to a permanent establishment or fixed base), and therefore included in the gross income of a Non-U.S. Holder, will not be subject to the 30% U.S. federal withholding tax provided that the Non-U.S. Holder claims exemption from withholding on a properly executed IRS Form W-8ECI (or appropriate substitute form). In addition, if such Non-U.S. Holder is a foreign corporation, such corporation may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

FATCA. Under the Foreign Account Tax Compliance Act (“FATCA”), gross proceeds from the sale, exchange or other disposition of a note realized by, and payments of interest on a note made to, certain non-U.S. persons, including certain foreign financial institutions and investment funds, could be subject to a 30% withholding tax unless such non-U.S. person complies with certain requirements, including reporting requirements regarding its direct and indirect U.S. owners and/or U.S. account holders. Such withholding could apply to payments made to a non-U.S. person regardless of whether the non-U.S. person is the beneficial owner of a note or holds a note for the account of others. Although FATCA was generally scheduled to apply to payments made after December 31, 2012, pursuant to Treasury Regulations, it is being implemented in phases such that withholding on interest payments will not commence until January 1, 2014, and withholding on gross proceeds will not commence until January 1, 2017. Furthermore, the Treasury Regulations generally exempt from withholding any payments on, or proceeds in respect of, debt instruments outstanding on January 1, 2014. Potential investors are encouraged to consult with their tax advisors regarding the possible implications of FATCA on an investment in the notes. To comply with the requirements of FATCA, we or the applicable withholding agent may, in appropriate circumstances, require the holders of the notes to provide information and tax documentation regarding their direct and indirect owners.

U.S. Federal Estate Tax. A Non-U.S. Holder’s estate will not be subject to U.S. federal estate tax on notes beneficially owned by him or her at the time of his or her death, provided that any payment to him or her on the notes would be eligible for exemption from the 30% U.S. federal withholding tax under the “portfolio interest rule” described above under “—Interest” without regard to the certification requirement described in that section.

Information Reporting and Backup Withholding

U.S. Holders

Payments of interest on, or the proceeds of the sale, exchange, retirement or other disposition of, a note are generally subject to information reporting unless the U.S. Holder is an exempt recipient (such as a corporation). Such payments may also be subject to backup withholding tax at the applicable rate if the recipient of such payment fails to supply a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise fails to establish an exemption from backup withholding or if the U.S. Holder fails to report in full dividend and interest income. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against that U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

In general, a Non-U.S. Holder will not be subject to backup withholding tax with respect to payments of interest on the notes provided that we do not have actual knowledge or reason to know that such a Non-U.S. Holder is a United States person as defined under the Code, and we have received from the Non-U.S. Holder the required certification that it is a Non-U.S. Holder. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against that Non-U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS. Generally, the name and address of the beneficial owner and the amount of interest paid on a note, as well as the amount, if any, of tax withheld, will be reported to the IRS. Copies of the information returns reporting such payments may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

Foreign, State and Local Tax Considerations

In addition to the U.S. federal income tax consequences described above, holders of notes should consider the foreign, state and local tax consequences of purchasing, owning, and disposing of the notes. Foreign, state and local tax laws may differ substantially from the corresponding U.S. federal law, and this discussion does not purport to describe any aspect of the tax laws of any foreign jurisdiction, state or locality. Holders of the notes should therefore consult their own tax advisors with respect to the various foreign, state and local tax consequences of an investment in the notes.

Plan of Distribution

Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after consummation of the Exchange Offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until [        ], all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of Exchange Notes by broker-dealers or any other persons. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the Exchange Offer, excluding underwriting discounts and commissions, brokerage commissions and transfer taxes, if any, related to the sale or disposition of notes by a holder, and will indemnify the holders of the Original Notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act in connection with the Exchange Offer.

Each broker-dealer further acknowledges and agrees that, upon receipt of notice from us of the happening of any event which makes any statement in the prospectus untrue in any material respect or which requires the making of any changes in the prospectus to make the statements in the prospectus not misleading, which notice we agree to deliver promptly to such broker-dealer, such broker-dealer will suspend use of the prospectus until we have notified such broker-dealer that delivery of the prospectus may resume and have furnished copies of any amendment or supplement to the prospectus to the broker-dealer.

Legal Matters

Certain legal matters relating to the validity of the Exchange Notes will be passed upon for us by Greenberg Traurig, P.A., Ft. Lauderdale, Florida.

Experts

The consolidated financial statements of SBA appearing in SBA’s Annual Report on Form 10-K for the year ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The financial statements of Mobilitie Investments, LLC and the consolidated financial statement of Mobilitie Investments II, LLC as of December 31, 2011 and for the year ended, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of TowerCo II Holdings LLC as of, and for the year ended, December 31, 2011 have been incorporated by reference herein in reliance upon the reports of McGladrey LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Where You Can Find More Information; Incorporation By Reference

We file annual, quarterly and current reports, proxy statements and other information with the Commission. Our Commission filings are available over the Internet at the Commission’s web site at http://www.sec.gov. You may also read and copy any document we file at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for more information on the Public Reference Room and its copy charges.

We are “incorporating by reference” into this prospectus specific documents that we file with the Commission, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Information that we file subsequently with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future documents that we file with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of the offerings of all of the securities covered by this prospectus has been completed. This prospectus is part of a registration statement filed with the Commission.

We incorporate by reference into this prospectus the following documents filed by us with the Commission, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, each of which should be considered an important part of this prospectus:

Commission Filing (File No. 000-30110)	Period Covered or Date of Filing
Annual Report on Form 10-K	Year ended December 31, 2012

Quarterly Report on Form 10-Q	Quarter ended March 31, 2013

Current Reports on Form 8-K/A	May 25, 2012 and December 14, 2012
Current Reports on Form 8-K	April 8, 2013, April 23, 2013 and May 14, 2013

All subsequent documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934	After the date of this prospectus

You may request a copy of each of SBA’s filings at no cost, by writing or telephoning SBA at the following address, telephone or facsimile number:

SBA Communications Corporation

5900 Broken Sound Parkway NW

Boca Raton, FL 33487

Phone: (561) 995-7670

Fax: (561) 998-3448

Exhibits to a document will not be provided unless they are specifically incorporated by reference in that document.

We maintain an internet website at http://www.sbasite.com, which contains information relating to us and our business. We do not incorporate the information on our internet website by reference.

You should rely only on the information contained in and incorporated by reference into this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to exchange the Original Notes in any jurisdiction where the exchange is not permitted. You should not assume that the information in this prospectus or incorporated by reference into this prospectus is accurate as of any date other than the date on the front of the respective document. Our business, financial condition, results of operations and prospects may have changed since that date.

The information in this prospectus may not contain all of the information that may be important to you. You should read the entire prospectus, as well as the documents incorporated by reference into this prospectus, before making an investment decision.

Part II

Information Not Required in Prospectus

Item 20.	Indemnification of Directors and Officers

Under Section 607.0831 of the Florida Business Corporation Act (the “FBCA”), a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act regarding corporate management or policy unless (1) the director breached or failed to perform his or her duties as a director and (2) the director’s breach of, or failure to perform, those duties constitutes: (a) a violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful, (b) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (c) a circumstance under which the liability provisions of Section 607.0834 are applicable, (d) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct, or (e) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. A judgment or other final adjudication against a director in any criminal proceeding for a violation of the criminal law estops that director from contesting the fact that his or her breach, or failure to perform, constitutes a violation of the criminal law; but does not estop the director from establishing that he or she had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful.

Under Section 607.0850 of the FBCA, a corporation has power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of the corporation), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, has reasonable cause to believe that his or her conduct was unlawful.

In addition, under Section 607.0850 of the FBCA, a corporation has the power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Under Section 607.0850 of the FBCA, the indemnification and advancement of expenses provided pursuant to Section 607.0850 of the FBCA are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (a) a violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (b) a transaction from which the director, officer, employee or agent derived an improper personal benefit; (c) in the case of a director, a circumstance under which the above liability provisions of Section

607.0834 are applicable; or (d) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

Our articles of incorporation provide that we will, to the fullest extent permitted by applicable law and our bylaws, as amended from time to time, indemnify all of our officers and directors. Our bylaws provide that the board of directors, in its discretion, may on behalf of the Company purchase insurance on behalf of a person who was or is a director, officer or employee of the Company. To the extent that such insurance is not in effect or does not apply, and is it permitted by the bylaws, the Company will indemnify each officer and director who is a party to a suit or action by reason of the fact that he or she served in such capacity for expenses reasonably incurred in connection with an action or suit if he or she acted in good faith, and with respect to a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Additionally, to the extent that such insurance is not in effect or does not apply, and it is permitted by the bylaws, the Company will indemnify each officer and director who was or is a party to a suit or action by or in the right of the Company by reason of the fact that he or she served in such capacity for expenses reasonably incurred in connection with such action or suit if he or she acted in good faith, except that no indemnification will be made in respect of a claim or action for which the person is adjudged to be liable for negligence or misconduct in the performance of his or her duties to the Company, unless and to the extent that the court in which the claim is brought determines that such person is entitled to indemnity.

We have entered into indemnification agreements with our directors and certain officers that provide for the indemnification of our directors and certain officers, to the fullest extent permitted by the Florida Business Corporation Act, our articles of incorporation and our bylaws, against expenses incurred by such persons in connection with their service as (i) our director or officer, (ii) in any capacity with respect to any of our employee benefit plans, or (iii) as a director, partner, trustee, officer, employee or agent of any other entity at our request. In addition, the agreements provide for our obligation to advance expenses, under certain circumstances, and provide for additional procedural protections.

We maintain directors’ and officers’ liability insurance for our directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 21.	Exhibits and Financial Statement Schedules

(a)	Exhibits

Number	Description

3.4	Fourth Amended and Restated Articles of Incorporation of SBA Communications Corporation, as amended (1)

3.5A	Amended and Restated Bylaws of SBA Communications Corporation, effective as of January 16, 2012 (2)

4.22	Indenture, dated September 28, 2012, between SBA Communications Corporation and U.S. Bank National Association (3)

4.23	Form of 5.625% Senior Notes due 2019 (included in Exhibit 4.22) (3)

5.1	Opinion of Greenberg Traurig, P.A. regarding the legality of the securities being registered *

10.99	Registration Rights Agreement, dated September 28, 2012, between SBA Communications Corporation and J.P. Morgan Securities LLC, as representative of the several initial purchasers listed on Schedule 2 thereto (3)

12.1	Statement of Computation of Ratio of Earnings to Fixed Charges *

23.1	Consent of Ernst & Young LLP *

23.2	Consent of KPMG, LLP *

23.3	Consent of McGladrey LLP *

24.1	Power of Attorney *

25.1	Form T-1 Statement of Eligibility of Trustee *

99.1	Form of Letter of Transmittal *

99.2	Form of Notice of Guaranteed Delivery *

99.3	Form of Letter to Clients *

99.4	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees *

99.5	Guidelines for Certification of Taxpayer Identification Number on Substitute IRS Form W-9 *

*	Filed herewith.
(1)	Incorporated by reference to the Registration Statement on Form S-4, dated May 19, 2010, previously filed by SBA Communications Corporation.
(2)	Incorporated by reference to the Form 8-K dated February 1, 2012, previously filed by SBA Communications Corporation.
(3)	Incorporated by reference to the Form 8-K dated September 28, 2012, previously filed by SBA Communications Corporation.

Item 22. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(c) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on this 31st day of May, 2013.

SBA COMMUNICATIONS CORPORATION

By:	/s/ Jeffrey A. Stoops
	Name:	Jeffrey A. Stoops
	Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

*	Chairman of the Board of Directors	May 31, 2013
Steven E. Bernstein

/s/ Jeffrey A. Stoops	Chief Executive Officer, President and Director	May 31, 2013
Jeffrey A. Stoops	(Principal Executive Officer)

/s/ Brendan T. Cavanagh	Chief Financial Officer	May 31, 2013
Brendan T. Cavanagh	(Principal Financial Officer)

/s/ Brian D. Lazarus	Chief Accounting Officer	May 31, 2013
Brian D. Lazarus	(Principal Accounting Officer)

*	Director	May 31, 2013
Kevin L. Beebe

*	Director	May 31, 2013
Brian C. Carr

*	Director	May 31, 2013
Duncan H. Cocroft

*	Director	May 31, 2013
George R. Krouse, Jr.

*	Director	May 31, 2013
Jack Langer

By:	/s/ Brendan T. Cavanagh	May 31, 2013
Brendan T. Cavanagh
Attorney-in Fact

Exhibit Index

Number	Description

3.4	Fourth Amended and Restated Articles of Incorporation of SBA Communications Corporation, as amended (1)

3.5A	Amended and Restated Bylaws of SBA Communications Corporation, effective as of January 16, 2012 (2)

4.22	Indenture, dated September 28, 2012, between SBA Communications Corporation and U.S. Bank National Association (3)

4.23	Form of 5.625% Senior Notes due 2019 (included in Exhibit 4.22) (3)

5.1	Opinion of Greenberg Traurig, P.A. regarding the legality of the securities being registered *

10.99	Registration Rights Agreement, dated September 28, 2012, between SBA Communications Corporation and J.P. Morgan Securities LLC, as representative of the several initial purchasers listed on Schedule 2 thereto (3)

12.1	Statement of Computation of Ratio of Earnings to Fixed Charges *

23.1	Consent of Ernst & Young LLP *

23.2	Consent of KPMG, LLP *

23.3	Consent of McGladrey LLP *

24.1	Power of Attorney *

25.1	Form T-1 Statement of Eligibility of Trustee *

99.1	Form of Letter of Transmittal *

99.2	Form of Notice of Guaranteed Delivery *

99.3	Form of Letter to Clients *

99.4	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees *

99.5	Guidelines for Certification of Taxpayer Identification Number on Substitute IRS Form W-9 *

*	Filed herewith.
(1)	Incorporated by reference to the Registration Statement on Form S-4, dated May 19, 2010, previously filed by SBA Communications Corporation.
(2)	Incorporated by reference to the Form 8-K dated February 1, 2012, previously filed by SBA Communications Corporation.
(3)	Incorporated by reference to the Form 8-K dated September 28, 2012, previously filed by SBA Communications Corporation.